UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a - 101)
SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No. )

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Filed by a Party other than the Registrant ☐

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☐	Definitive Proxy Statement

☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

Madison Harbor Balanced Strategies, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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MADISON HARBOR BALANCED STRATEGIES, INC.

1177 Avenue of the Americas, 44th Floor

New York, NY 10036

[      ], 2016

Dear Shareholder:

You are cordially invited to attend a Special Meeting of Shareholders (the “Special Meeting”) of Madison Harbor Balanced Strategies, Inc. (the “Company”), to be held on December 9, 2016 at 10:00 a.m., Eastern Time, at the offices of Aviva Investors Americas LLC, the investment adviser to the Company (the “Adviser”), located at 1177 Avenue of the Americas, 44th Floor, New York, NY 10036.

The Notice of Special Meeting and Proxy Statement accompanying this letter provide an outline of the business to be conducted at the Special Meeting. You will first be asked to consider and act upon a proposal to sell substantially all of the non-cash assets of the Company pursuant to an Agreement of Sale and Purchase (the “Purchase Agreement”) approved by the Board of Directors of the Company (the “Board”). Then you will be asked to consider and approve a proposal to liquidate and dissolve the Company, as set forth in the Plan of Liquidation and Dissolution (the “Plan”) adopted by the Board, which liquidation and dissolution would occur no earlier than three months immediately following the closing of the transactions contemplated by the Purchase Agreement.

The Board is recommending a vote FOR approval of the sale of substantially all of the assets of the Company and a vote FOR approval of the liquidation and dissolution of the Company, as more fully set forth in the Proxy Statement. These proposals and the reasons the Company believes the proposals are in the shareholders’ best interests are set forth in the attached Proxy Statement.

Whether or not you plan to attend the Special Meeting, your vote is needed. Whether or not you plan to attend the Special Meeting, please complete, sign and return the enclosed proxy card promptly. A postage-paid envelope is enclosed for this purpose. You can also use the Internet if you want to vote electronically, or you can vote by using your touch-tone telephone. Please see your proxy card for more information and instruction on how to vote. If you do vote electronically or by touch-tone telephone, you do not need to mail your proxy card. However, if you want to later change your vote, you may do so by attending the Special Meeting, by submitting a new proxy card, or submitting a new vote by touch-tone telephone or the Internet.

We look forward to seeing you at the Special Meeting or receiving your proxy so your shares may be voted at the Special Meeting.

Sincerely yours,

Edward M. Casal
Chief Executive Officer

Shareholders Are Urged to Complete, Sign and Return the Enclosed

Proxy Card in the Enclosed Envelope.

MADISON HARBOR BALANCED STRATEGIES, INC.

1177 Avenue of the Americas, 44th Floor

New York, NY 10036

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
TO BE HELD ON
December 9, 2016

To the Shareholders of Madison Harbor Balanced Strategies, Inc.:

A Special Meeting of the Shareholders (the “Special Meeting”) of Madison Harbor Balanced Strategies, Inc. (the “Company”) will be held at the offices of Aviva Investors Americas LLC, the investment adviser to the Company (the “Adviser”), located at 1177 Avenue of the Americas, 44th Floor, New York, NY 10036 on Friday, December 9, 2016, at 10:00 a.m., Eastern Time, for the following purposes:

1.  To approve the sale of the Company’s interests in certain underlying real estate funds, which constitute substantially all of the non-cash assets of the Company (the “Asset Sale”), pursuant to an Agreement of Sale and Purchase dated as of September 19, 2016 by and among Landmark Real Estate Partners VII PV II, L.P., a Delaware limited partnership, Landmark Real Estate Partners VII PV III, L.P., a Delaware limited partnership, and the Company attached as Appendix A hereto (the “Purchase Agreement”).

2.  To approve the Plan of Liquidation and Dissolution (the “Plan”) adopted by the Board of Directors of the Company, attached as Appendix C hereto, pursuant to which the Company will be liquidated and dissolved as soon as reasonably practicable (but in no event earlier than three months immediately following the closing of the Asset Sale).

3.  To transact such other business as may properly come before the Special Meeting or any adjournments thereof.

The proposals referred to above are discussed in the Proxy Statement attached to this Notice. Each shareholder is invited to attend the Special Meeting in person. Shareholders of record at the close of business on October 14, 2016 have the right to vote at the Special Meeting. Whether or not you plan to attend the Special Meeting, we urge you to fill in, sign and promptly return the enclosed proxy card or vote your proxy via telephonic or electronic means in order that the Special Meeting can be held and a maximum number of shares may be voted.

 By Order of the Board of Directors,

 Russell H. Bates
 Secretary

New York, New York
[   ], 2016

This is an important Meeting. To ensure proper representation at the Special Meeting, please complete, sign, date and return the proxy card in the enclosed, self-addressed envelope. Even if you vote your shares prior to the Special Meeting, you still may attend the Special Meeting and vote your shares in person.

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GENERAL INFORMATION ABOUT THE SPECIAL MEETING AND VOTING

Q1:         Why did you send me this proxy statement?

The Company sent you this proxy statement and the enclosed proxy card because the Board of Directors of the Company (the “Board”) is soliciting your proxy to vote at a Special Meeting of Shareholders (the “Special Meeting”) to be held at the offices of Aviva Investors Americas LLC, the investment adviser to the Company (the “Adviser”), located at 1177 Avenue of the Americas, 44th Floor, New York, NY 10036, on Friday, December 9, 2016, at 10:00 a.m., Eastern Time.

This proxy statement summarizes the information regarding the matters to be voted upon at the Special Meeting. However, you do not need to attend the Special Meeting to vote your shares. You may simply complete, sign, and return the enclosed proxy card, or submit your vote by calling toll free at the telephone number indicated on the enclosed proxy card, or vote your shares through the Internet, as indicated on the proxy card.

Q2:         What am I being asked to vote on?

At the Special Meeting, shareholders of the Company are being asked to vote on proposals to sell the Company’s remaining underlying real estate funds and liquidate the Company.

The proposals are as follows:

1.	To approve the sale of the Company’s interests in certain underlying real estate funds, which constitute substantially all of the non-cash assets of the Company (the “Asset Sale”), pursuant to an Agreement of Sale and Purchase dated as of September 19, 2016, by and among Landmark Real Estate Partners VII PV II, L.P., a Delaware limited partnership, Landmark Real Estate Partners VII PV III, L.P., a Delaware limited partnership, and the Company attached as Appendix A hereto (the “Purchase Agreement”).

2.	To approve the Plan of Liquidation and Dissolution (the “Plan”) adopted by the Board of Directors of the Company, attached as Appendix C hereto, pursuant to which the Company will be liquidated and dissolved as soon as reasonably practicable (but in no event earlier than three months immediately following the closing of the Asset Sale).

3.	To transact such other business as may properly come before the Special Meeting or any adjournment thereof.

Q3:         Why is the Company seeking to sell substantially all of its non-cash assets and liquidate and dissolve the Company?

As discussed in more detail in the enclosed proxy statement, the Company’s investment period ended on December 31, 2007 and the duration of the Company was originally anticipated to run through December 31, 2016. The Company’s portfolio of underlying real estate funds currently consists of 13 investments, including three funds which have fully liquidated their portfolios and another fund which is in contract to sell its last remaining asset. However, several of the other nine funds, including the two largest remaining holdings, are expected to continue to operate into 2018 and perhaps beyond.

Given the potential extended holding period, the costs and risks of continuing to hold the underlying funds and bearing in mind the relatively high costs of operating the Company as the portfolio continues to wind down, the Board and the Adviser explored the option of selling the Company’s remaining underlying funds in a secondary market transaction as a means of expediting the liquidation of the Company for the benefit of shareholders.

In the course of reaching its decision to approve the Asset Sale, the Board consulted members of management and the Adviser. The Board considered numerous factors relating to the benefits and risks associated with the Asset Sale. In considering these recommendations, the Board carefully considered the factors discussed below and whether they served the best interests of the Company and its shareholders. The Board (including all of the independent directors) ultimately determined that, on balance, the Asset Sale would be in the best interests of the Company and its shareholders. The Board also determined that if the Asset Sale is approved, it recommends the liquidation of the Company following completion of the Asset Sale.

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Members of the Company’s management team, including Edward M. Casal, Chief Executive Officer, Chief Investment Officer and Chairman of the Board, Russell H. Bates, President, and Michael Fortier, Chief Financial Officer (collectively, “Management”) presented, and the Board considered, the following factors with respect to the Asset Sale or liquidation of the Company:

•	the Board’s assessment of, among other things: (i) the Company’s overall performance to date; (ii) the prospects for achieving growth over the remaining term of the Company; (iii) the strategic alternatives available; (iv) the judgment of the Adviser, based on the process undertaken to pursue strategic alternatives, that it was unlikely that any other party would make a proposal more favorable to the Company and its shareholders; (v) the desire of shareholders to get liquidity and (vi) the recommendation of the Asset Sale by the Adviser;

•	the history and progress of the Company’s discussions with other parties, including the history of interests expressed by, and offers received from, other potential purchasers, and the view of the Board that further discussions with other potential purchasers were unlikely to result in a transaction that would be more favorable to the Company and its shareholders;

•	the Company’s relatively small asset size, which has made the cost of operating the Company comparatively high;

•	the difficulties facing the managers of the underlying funds with respect to completing development and/or lease-up and ultimately selling all of their properties in the near term, thus delaying final realization of the Company’s investments;

•	the Company’s lack of liquidity, which has prohibited it from making tender offers to shareholders, and the general lack of a secondary market for the shares, which has effectively eliminated shareholders’ ability to dispose of their shares;

•	the bid process, which included multiple parties and rounds of bids, and the negotiations between the Company and the Purchaser, as well as the Board’s belief that the sale price was the highest price that could be negotiated and the best transaction reasonably available to the Company and its shareholders;

•	the Purchaser’s representations of its ability to pay to the Company the Purchase Price;

•	the delays encountered by the underlying funds in investing and harvesting their portfolios, which have led to delays in the ability of the Company to return capital to its investors and are expected to extend the duration of the Company, which was originally anticipated to be December 31, 2016, but is now anticipated to run through 2018 and potentially beyond that;

•	the risk that the Adviser may not wish to continue managing the Company given that its obligation to bear certain expenses of the Company is expected to exceed the amount of its management fee starting in the fourth quarter of 2016; and

•	the risk that no qualified investment adviser may be willing to manage the Company on terms comparable to those in the current investment advisory agreement, given the Company’s structure and declining asset base.

The Board also considered the following uncertainties and other risk factors in its deliberations concerning the transaction but concluded that they were outweighed by the potential benefits of the Asset Sale:

•	the inability to precisely determine whether the amount available for distribution to shareholders from the proceeds of the Asset Sale plus the cash or cash equivalents already held by the Company would exceed the amounts available for distribution to shareholders through the end of the Company’s life should it not sell substantially all of its assets;

•	the possibility that the Asset Sale may not be approved by shareholders;

•	the possibility that the parties may not be able to obtain all of the consents and approvals necessary to consummate the Asset Sale;

•	the possibility that the other conditions to closing will not be satisfied;

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•	the fact that Purchaser has the right to terminate the Purchase Agreement under certain circumstances; and

•	the interest of the Adviser in terminating its obligations to bear certain expenses of the Company, which expenses are estimated at approximately $360,000 for the Company’s fiscal year ending March 31, 2018.

Over the past several years, from time to time, the Board has discussed with Management various alternatives to enhance shareholder value. These included the feasibility of continuing to operate the Company as it has been operated to date, restructuring the Company to allow it to operate with lower operating costs, as well as the possibility of a merger of the Company into a similar investment vehicle, such as another registered investment company, REIT, or a private fund with a similar investment objective and strategies. Recently, the Board determined, however, that continuing current operations did not present a viable means to enhance shareholder value given expectations for future performance and associated risks of the underlying funds and the costs that would accompany such continuing operations. The Board ultimately concluded that the Purchase Agreement and the Asset Sale are in the best interests of the Company and its shareholders and present greater opportunities to maximize shareholder value on a more timely basis than the other alternatives considered.

In evaluating the proposed liquidation of the Company, the Board considered the Adviser’s mid-term and long-term outlook, the nature of the Company and alternatives to the liquidation and concluded that it is in the best interests of the Company and Company’s shareholders to liquidate the Company.

Q4:         If the Asset Sale is consummated, will the Adviser waive any portion of its fees?

The Adviser has agreed to waive any base management fee it is entitled to receive for the period commencing on July 1, 2016 and ending on the Closing Date that is attributable to the difference in amount between the purchase price (i.e., $12 million less the net cash flow from the portfolio since December 31, 2015) and the net asset value of the underlying funds upon which that fee would have otherwise been calculated.

Q5:         What are the important terms of the Purchase Agreement?

Landmark Real Estate Partners VII PV II, L.P. and Landmark Real Estate Partners VII PV III, L.P. (collectively, the “Purchaser”) have agreed to purchase the Interests for an aggregate cash purchase price of $12,543,313 (the “Purchase Price”), subject to the adjustments described below. The Purchase Price was negotiated between the Company and the Purchaser and represents a 20% discount to the net asset value of the Interests of $15,690,920 as of December 31, 2015 (the “Cut-Off Date”).

The Purchase Agreement provides that the Purchase Price will be adjusted as follows: the portion of the Purchase Price attributable to an Interest shall be (i) increased by an amount equal to the sum of all funded capital commitments made by the Company with respect to such Interest after the Cut-Off Date but on or prior to the applicable closing date, and (ii) reduced by an amount equal to the sum of all distributions made with respect to such Interest after the Cut-Off Date but on or prior to the applicable closing date. In addition, in the event any Interest is excluded from the transaction for any of the reasons set forth in the Purchase Agreement, the Purchase Price will be reduced by the portion of the Purchase Price attributable to such excluded Interest.

As of September 30, 2016, capital commitments funded by the Company after the Cut-Off Date with respect to the Interests amounted to $0, while net distributions received after the Cut-Off Date with respect to the Interests amounted to $4,300,536, decreasing the Purchase Price to $8,242,777. This represents a 27% discount to the estimated net asset value of the remaining interests at September 30, 2016, and a 19% discount to the current estimated Fund net asset value. The difference reflects the fact that the cash, fixed income and other net assets are not subject to any discount. Under the terms of the Purchase Agreement, the Purchaser will assume and perform from and after the closing all liabilities and obligations relating to the Company’s non-cash assets. However, the Purchaser will not assume certain of the Company’s liabilities or obligations, as discussed more fully in the Proxy Statement.

Q6:         Why am I being asked to vote on the Purchase Agreement?

Under Maryland law, the affirmative vote of the holders of two-thirds of the outstanding shares of the Company entitled to vote thereon is needed to approve the Purchase Agreement and the sale of the Company’s interests in certain underlying real estate funds, which constitute substantially all of the assets of the Company.

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Q7:         What are the material terms of the Plan of Liquidation and Dissolution, and how would it be implemented if Proposal 2 is approved by shareholders?

Subject to shareholder approval of the Plan and completion of the Asset Sale, the Company expects to distribute the sales proceeds and remaining assets to its shareholders on a pro rata basis, but subject to the applicable provisions of the Purchase Agreement that require the Company to not dissolve, and to retain a portion of its assets, for at least 90 days following closing of the Asset Sale. Liquidation of the Company will allow shareholders to receive their proportionate share of the proceeds of the Asset Sale and its cash remaining after providing for its liabilities. The Company anticipates that the Asset Sale would close on or shortly after December 31, 2016, and that an initial distribution would then be made to shareholders in January 2017. One or more additional distributions would be expected to be made starting 90 days after the completion of the Asset Sale.

The distribution of the Company’s assets is discussed more fully in the Proxy Statement.

Q8:         How does the Board recommend that I vote with respect to (1) the proposal to approve the Purchase Agreement, and (2) the proposal to approve the Plan of Liquidation and Dissolution?

After careful consideration, the Board recommends that you vote FOR both (1) the proposal to approve the Asset Sale and Purchase Agreement, and (2) the proposal to approve the Plan of Liquidation and Dissolution, as more fully set forth in the Proxy Statement. The Board believes that liquidating the Company’s assets and terminating its existence would be in the shareholders’ best interests because of the reasons set forth in the Proxy Statement and because, should Proposal 1 be approved and adopted by the shareholders, the Company will sell substantially all of its assets.

Q9:         Do I have the right to object to the Asset Sale?

As described in more detail in the enclosed proxy statement, under Maryland law, you have the right to object to the Asset Sale and petition a Maryland court of equity for an appraisal to determine the fair value of your shares and have your shares purchased at the fair value so determined. Shareholders electing to exercise these “dissenters’ rights” must strictly comply with specific provisions of the Maryland General Corporation Law (“MGCL”) to perfect their rights. Please refer to page 15 of the Proxy Statement for additional information including certain conditions that must be satisfied in this regard.

Q10:       Will the Company bear the costs associated with the Asset Sale?

The Company and the Purchaser are required to pay their own legal, accounting and other expenses related to the Asset Sale. All attorneys’ and accountants’ fees payable as a result of the transfer of the Interests, as well as any expenses requested to be paid by any underlying fund with respect to the consummated transfer of any Interests to the Purchaser hereunder, will be paid 50% by the Purchaser and 50% by the Company.

Q11:       How do I vote by proxy and how many votes do I have?

If you properly sign and date the accompanying proxy card, and the Company receives it in time for the Special Meeting, the persons named as proxies on the proxy card will vote your shares in the manner that you specified. If you sign the proxy card, but do not make specific choices, the shares represented by your proxy will be voted as recommended by the Board. You may also vote your shares by calling the toll-free number listed on your proxy card or through the Internet website indicated on the proxy card.

If your shares are registered in the name of a bank or brokerage firm, you may be eligible to vote your shares electronically via the Internet or by telephone through our proxy solicitor, Okapi Partners LLC or RW Franklin & Associates, LLC who will coordinate proxy delivery and voting for these banks and brokerage firms. If your shares are registered in the name of a bank or brokerage firm, you will receive a copy of the Proxy Statement, either by paper or electronically and will have the opportunity to vote via the Internet or by telephone.

If any other matter is presented, the shares represented by such proxy will be voted in accordance with the best judgment of the person or persons exercising authority conferred by the proxy at the Special Meeting. You have one vote for each share that you own on the Record Date.

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Q12:      How do I vote in person?

If you plan to attend the Special Meeting and vote in person, we will give you a proxy card when you arrive. If your shares are held in the name of your broker, bank, or other nominee, you must bring an account statement or letter from that broker, bank, or nominee. The account statement or letter must show that you were the direct or indirect beneficial owner of the shares on October 17, 2016, the Record Date for voting. Alternatively, you may contact the person in whose name your shares are registered and obtain a proxy from that person and bring it to the Special Meeting.

Q13:       Who should I call if I have any questions?

If you have any questions about the Special Meeting, voting or your ownership of the Company’s shares, please contact our proxy solicitor, Okapi Partners LLC at 855-208-8901.

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MADISON HARBOR BALANCED STRATEGIES, INC.

1177 Avenue of the Americas, 44th Floor

New York, NY 10036

PROXY STATEMENT
Special Meeting of Shareholders
To Be Held on December 9, 2016

This Proxy Statement is furnished in connection with the solicitation of proxies by the board of directors (the “Board”) of Madison Harbor Balanced Strategies, Inc. (the "Company," "we," "us" or "our") for use at a Special Meeting of Shareholders (the "Meeting") of the Company to be held on December 9, 2016, at 10:00 a.m., Eastern Time, at the offices of Aviva Investors Americas LLC, the investment adviser to the Company (the “Adviser”), located at 1177 Avenue of the Americas, 44th Floor, New York, NY 10036, and at any postponements or adjournments thereof. This Proxy Statement and the accompanying proxy card are first being sent to shareholders on or about [ ], 2016.

It is expected that the solicitation of proxies will be primarily by mail. The costs of preparing, assembling and mailing material in connection with the solicitation of proxies will be borne by the Company. The Company’s officers, investment adviser and administrator may assist in the solicitation of proxies by telephone, telegraph, facsimile, personal interview or the Internet. The Company will pay approximately $12,000 (plus reimbursement of out-of-pocket expenses) to Okapi Partners LLC and $2,000 (plus reimbursement of out-of-pocket expenses) to RW Franklin & Associates, LLC to assist with the solicitation of proxies. Each of Okapi Partners LLC and RW Franklin & Associates, LLC may solicit proxies by telephone or other electronic means or in person. In addition, the Company will indemnify Okapi Partners LLC and RW Franklin & Associates, LLC against any losses arising out of the firm’s proxy soliciting services on the Company’s behalf. If the Company records proxy votes by telephone or the Internet, it will use procedures to authenticate shareholders’ identities, to allow shareholders to authorize the voting of their shares in accordance with their instructions and to confirm that their instructions have been properly recorded. Any shareholder giving a proxy may revoke it at any time before it is exercised by submitting to the Company a written notice of revocation or a subsequently executed proxy card or by attending the Special Meeting and electing to vote in person. Proxies given by telephone or the Internet also may be revoked at any time before they are voted in the same manner as they were originally given.

The following summarizes the proposals to be voted on at the Special Meeting.

Proposals:

1.	To approve the sale of the Company’s interests in certain underlying real estate funds, which constitute substantially all of the non-cash assets of the Company (the “Asset Sale”), pursuant to an Agreement of Sale and Purchase dated as of September 19, 2016 by and among Landmark Real Estate Partners VII PV II, L.P., a Delaware limited partnership, Landmark Real Estate Partners VII PV III, L.P., a Delaware limited partnership, and the Company attached as Appendix A hereto (the “Purchase Agreement”).

2.	To approve the Plan of Liquidation and Dissolution (the “Plan”) adopted by the Board, attached as Appendix C hereto, pursuant to which the Company will be liquidated and dissolved as soon as reasonably practicable (but in no event earlier than three months immediately following the closing of the Asset Sale).

3.	To transact such other business as may properly come before the Special Meeting or any adjournments thereof.

A proxy card is enclosed with respect to the shares you own in the Company.

If the proxy card is executed and returned properly, the shares represented by it will be voted at the Special Meeting in accordance with your instructions. Each share is entitled to one vote.

Shareholders are requested to complete the enclosed proxy card and return it in the enclosed envelope or to vote via telephone or electronic means. No postage is required if the proxy card is mailed in the United States.

The Board Unanimously Recommends a Vote in Favor of the Proposals Described in this Proxy Statement.

 Dated: October [   ], 2016

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Summary Term Sheet of the Agreement of Sale and Purchase

This summary term sheet is intended to give you a summary description of the material aspects of the proposed sale of substantially all of the Company’s non-cash assets, as described in this Proxy Statement. You should review the entire Proxy Statement and the appendices to it so that you can gain a more complete understanding of the proposed transaction.

Under the Agreement of Sale and Purchase dated as of September 19, 2016 by and among Landmark Real Estate Partners VII PV II, L.P., a Delaware limited partnership, Landmark Real Estate Partners VII PV III, L.P., a Delaware limited partnership, and the Company attached as Appendix A hereto (the “Purchase Agreement”):

•	The Company will sell all of its equity interests in certain real estate private equity funds (the “Interests”) to the Purchaser (the “Asset Sale”). The Interests constitute substantially all of the non-cash assets of the Company.

See “Proposal 1: The Asset Sale and Purchase Agreement—Summary of Purchase Agreement—Assets Purchased by Purchaser” on page 15.

•	Purchaser has agreed to purchase the Interests for an aggregate cash purchase price of $12,543,313 (the “Purchase Price”), subject to the adjustments described below. The Purchase Price was negotiated between the Company and the Purchaser based on the net asset value of the Interests of $15,690,920 as of December 31, 2015 (the “Cut-Off Date”).

•	The Purchase Agreement provides that the Purchase Price will be adjusted as follows: the portion of the Purchase Price attributable to an Interest shall be (i) increased by an amount equal to the sum of all funded capital commitments made by the Company with respect to such Interest after the Cut-Off Date but on or prior to the applicable closing date, and (ii) reduced by an amount equal to the sum of all distributions made with respect to such Interest after the Cut-Off Date but on or prior to the applicable closing date.

•	In addition to the foregoing, if any Interest becomes an “Excluded Interest” (either by mutual agreement, as a result of the purchase of such interest by a third party pursuant to a right of first refusal, or as a result of the failure to obtain any necessary consent required to transfer such Interest (and the parties nonetheless elect to proceed with the closing with respect to all other Interests)), corresponding adjustments will be made to the Purchase Price as if such Excluded Interest was never an Interest to begin with.

See “Proposal 1: The Asset Sale and Purchase Agreement—Summary of Purchase Agreement—Purchase Price” on page 16.

•	As of September 30, 2016, capital commitments funded by the Company after the Cut-Off Date with respect to the Interests amounted to $0, while, net distributions received after the Cut-Off Date with respect to the Interests amounted to $4,300,536, decreasing the Purchase Price to $8,242,777.

See “Introduction: Background and Reasons for Proposal 1 and Proposal 2” on page 11.

•	In the course of reaching its decision to approve the Asset Sale and the Purchase Agreement, the Board consulted management and the Adviser. The Board considered numerous factors relating to the benefits and risks associated with the Purchase Agreement and the Asset Sale.

See “Proposal 1: The Asset Sale and Purchase Agreement—Summary of Purchase Agreement—Conditions to Closing the Asset Sale” on page 20.

•	The Purchase Agreement contains closing conditions, including the approval of the transaction by the Company’s shareholders, the accuracy of representations and warranties, the performance of covenants, and the delivery of the Purchase Price and the receipt of assignment and assumption agreements with respect to the Interests.

See “Proposal 1: The Asset Sale and Purchase Agreement—Summary of Purchase Agreement—Closing of the Asset Sale” on page 17.

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•	Pursuant to the Purchase Agreement, the Asset Sale may take place at more than one closing, but the parties have agreed that the closing is intended to take place in a single closing as soon as practicable after November 18, 2016; however, in view of the December 9, 2016 date of the shareholder meeting, and the process for obtaining consents from the general partners of the partnerships that issued the Interests, the parties expect that the closing will occur on or about December 31, 2016. The parties have further agreed to have two closings (one in 2016 and one in 2017) to the extent necessary to accommodate any restrictions on the timing of transfer of an Interest imposed by any manager of an underlying partnership.

See “Proposal 1: The Asset Sale and Purchase Agreement—Summary of the Purchase Agreement—Termination of the Purchase Agreement” on page 22.

•	The Purchase Agreement may be terminated before the Closing pursuant to written consent of both the Purchaser and the Company, in the event of a breach of the Purchase Agreement that would cause the conditions to Closing to not be satisfied (subject to a cure period), in the event the Board has approved a “superior proposal” or made a change of its recommendation to shareholders regarding the Asset Sale, or if the Asset Sale has not closed by December 31, 2016 (or, in certain circumstances, January 3, 2017). In certain circumstances, the Company may be required to pay the Purchaser a fee in connection with termination of the Purchase Agreement.

See “Proposal 1: The Asset Sale and Purchase Agreement—Summary of the Purchase Agreement—Alternative Proposals” on page 19.

•	In certain circumstances, the Company retains the right to negotiate with third parties regarding the possibilty of a “superior proposal” offered by the third party, which could result in a transaction that is more favorable, from a financial point of view, to the Company’s shareholders than the Asset Sale (after taking into account certain payments).

See “Proposal 1: The Asset Sale and Purchase Agreement—Summary of the Purchase Agreement—Survival of Representations and Warranties; Indemnification” on page 21.

•	For a limited period following Closing, the parties have agreed to indemnify each other for breaches of representations, warranties and covenants, as well as certain other matters.

See “Proposal 1: The Asset Sale and Purchase Agreement—Summary of the Purchase Agreement—Expenses” on page 22.

•	The Company and the Purchaser are required to pay their own legal, accounting and other expenses related to the Purchase Agreement. All attorneys’ and accountants’ fees of the Partnerships payable as a result of the transfer of the Interests, as well as any expenses requested to be paid by any Partnership with respect to the consummated transfer of any Interests to Purchaser hereunder, will be paid 50% by the Purchaser, on the one hand, and 50% by the Seller, on the other hand.

See “Proposal 1: The Asset Sale and Purchase Agreement—Appraisal Rights of Shareholders under Maryland Law” on page 14.

•	Under Maryland law, you have the right to object to the Asset Sale and petition a Maryland court of equity for an appraisal to determine the fair value of your stock and have your shares purchased at the fair value so determined. Shareholders electing to exercise dissenters’ rights must strictly comply with the provisions of Sections 3-202 through 3-213 of the Maryland General Corporation Law to perfect their rights, which rights are more fully described in Proposal 1.

The Board recommends that you vote for the proposal to approve the Asset Sale and Purchase Agreement

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Summary Term Sheet of the Plan of Liquidation and Dissolution

This summary term sheet is intended to give you a summary description of the material aspects of the proposed liquidation and dissolution of the Company, as described in this Proxy Statement. You should review the entire Proxy Statement and the appendices to it so that you can gain a more complete understanding of the proposed Plan. Under the Plan:

See “Proposal 2: Adoption of Plan to Liquidate and Dissolve the Company—Summary of Plan of Liquidation and Dissolution—Effective Date of the Plan and Cessation of the Company’s Activities” on page 24.

•	If the Asset Sale occurs, subject to the approval of the Plan by the Company’s shareholders in accordance with the Plan, the Company’s Articles of Incorporation and the laws of the State of Maryland, the Company intends to commence the dissolution and liquidation process as soon as practicable, but in no event earlier than three months immediately following the closing of the Asset Sale.

See “Proposal 2: Adoption of Plan to Liquidate and Dissolve the Company—Summary of Plan of Liquidation and Dissolution—Liquidation Distributions” on page 24.

•	As part of the liquidation, the Company is required to satisfy its liabilities, expenses and obligations, and may need to reserve cerain amounts to satisfy potential liabilities. As soon thereafter as is reasonably practicable, the Company intends to distribute its remaining assets to its shareholders, which may occur in one or more distributions.

See “Proposal 2: Adoption of Plan to Liquidate and Dissolve the Company—Summary of Plan of Liquidation and Dissolution—Continued Operation of the Company” on page 24.

•	The Plan allows the Board to authorize non-material modifications or amendments to the Plan, or to abandon the Plan, notwithstanding shareholder approval, if the Board determines that such action would be advisable and in the best interests of the Company and its shareholders. Any such decision by the Board will be made in accordance with its fiduciary duties.

See “Proposal 2: Adoption of Plan to Liquidate and Dissolve the Company—Summary of Plan of Liquidation and Dissolution—Impact of the Plan on the Company’s Status under the 1940 Act” on page 25.

•	The Company will cease doing business as a closed-end management investment company upon the approval of the Plan by the Company’s shareholders and, as soon as practicable, will withdraw its registration as an investment company under the Investment Company Act of 1940, as amended (the “1940 Act”).

See “Proposal 2: Adoption of Plan to Liquidate and Dissolve the Company—Distribution Amounts” on page 25.

•	The anticipated net proceeds from the Asset Sale, together with the cash held by the Company, are estimated at approximately $300.00 per share. The amounts to be distributed to shareholders of the Company upon liquidation will be reduced by any remaining expenses and liabilities of the Company, including liquidation expenses.

See “Proposal 2: Adoption of Plan to Liquidate and Dissolve the Company—Summary of Plan of Liquidation and Dissolution—Closing of Books and Restriction on Transfer of Shares” on page 24.

•	The Company’s books will be closed upon the approval of the Plan by the Company’s shareholders and shareholders’ interests in the Company will not be transferable, except as required by law.

See “Proposal 2: Adoption of Plan to Liquidate and Dissolve the Company—Summary of Plan of Liquidation and Dissolution—Appraisal Rights” on page 25.

•	Shareholders of the Company are not entitled to appraisal rights for their shares of the Company’s capital stock in connection with the Plan or entitled to such rights under Maryland law in connection with a liquidation or dissolution. However, shareholders are entitled to appraisal rights in connection with the Asset Sale. See “Proposal 1: The Asset Sale and Purchase and Sale Agreement—Appraisal Rights of Shareholders” on page 14.

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See “Proposal 2: Adoption of Plan to Liquidate and Dissolve the Company—Federal Income Tax Consequences” on page 25.

•	For the Company’s shareholders, the liquidation will be treated for U.S. tax purposes as a sale of shares in the Company. It is anticipated that shareholders will realize a loss for such purposes of approximately $375.00 per share. The Company encourages its shareholders to contact their own tax advisors.

The Board recommends that you vote for the proposal to approve the Plan of Liquidation and Dissolution.

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INTRODUCTION

For the reasons discussed below, the Board has approved, and recommends that shareholders approve, the sale of the Company’s interests in certain underlying real estate funds, which constitute substantially all of the Company’s non-cash assets (the “Asset Sale”), as further described in Proposal 1. In addition, the Board recommends that the shareholders approve the liquidation and dissolution of the Company (the “Liquidation”) as further described in Proposal 2. Accordingly, you can vote to approve or reject either or both of Proposal 1 and Proposal 2. If neither of these proposals is approved by the shareholders, the Company will continue its operations and the Board will consider whether another course of action would benefit the Company and its shareholders. This Meeting constitutes a special meeting of shareholders that has been called to consider Proposal 1 and Proposal 2.

Background and Reasons for Proposal 1 and Proposal 2

Madison Harbor Balanced Strategies, Inc. (the “Company”), is a Maryland corporation formed on December 16, 2003, and is registered under the Investment Company Act of 1940, as amended (the “1940 Act”), as a closed-end, non-diversified, management investment company. The Company commenced operations on January 28, 2005, and held its final closing on December 31, 2006 (the “Final Closing”). The Company has elected to be treated as a real estate investment trust (“REIT”) for federal income tax purposes. Aviva Investors Americas LLC (the “Adviser”) serves as the investment adviser of the Company.1 The Adviser is responsible for the day-to-day management and operation of the Company, subject to the overall responsibility of the Board for the management and supervision of the Company. The investment objective of the Company is to seek long-term capital appreciation as well as current return and to mitigate risk through diversification by investment in professionally managed real estate private equity funds (the “Underlying Funds”). The Company’s investment period ended on December 31, 2007 and the duration of the Company, which was originally anticipated to be ten years from the Final Closing, is now anticipated to run through 2018 and potentially beyond that date.

The Adviser believes that in the current economic environment, the Underlying Funds in its portfolio will continue to face risks and may not achieve the returns projected by their managers. Specifically, the Adviser believes that it may be difficult for the managers of the Underlying Funds to complete development and/or lease-up and ultimately sell all of their properties in the near term, thus delaying final realization of the Company’s investments. The Adviser also believes that managers may choose to continue to operate their funds through liquidation periods that extend beyond their stated termination dates. If the Underlying Funds take longer to complete development and/or lease-up, stabilize and sell assets, then the net returns to the Company will be reduced as a result of the additional ongoing fees and operating expenses of the Company and the Underlying Funds.

The Company’s net asset value at June 30, 2016, was $392.53 per share, which represents a total return of +2.35% for the quarter after adjusting for the $25.00 per share distribution paid in May. This performance reflects a combination of modest returns reported in Q1 2016 by the Underlying Funds, a favorable change in the Company’s internal valuation analysis due primarily to the impact of lower interest rates on the Company’s valuation model and the benefit of recognizing a Q2 asset sale by one of the Underlying Funds at a premium to its carrying value. The Company’s performance for the trailing 12 months was +9.50% and the quarterly and annual performance compares to returns for the NCREIF Index of +2.03% and +10.64%, respectively.2 The Company’s annualized total return since inception is -0.30%, with all of the quoted Company returns adjusted for the reinvestment of distributions. Distributions paid since inception through quarter-end total $502.57 per share, which when combined with the current NAV sums to $895.10 per share. The Company’s equity multiple (current NAV plus distributions paid since inception, divided by the offering price) at June 30, 2016 was 0.90x.

1 The Company’s investment adviser at its inception in 2005 was Madison Harbor Capital Management LLC (“MHCM”). In 2008, following the sale of the assets of MHCM to Aviva Investors North America, Inc. (“AINA”), the Company entered into a new investment advisory agreement, on the same terms, with AINA. In 2013, the investment advisory agreement was transferred to the current investment adviser, Aviva Investors Americas LLC.

2 National Council of Real Estate Investment Fiduciaries (“NCREIF”) Property Index (“NPI”) is a quarterly time series composite total rate of return measure of investment performance of a very large pool of individual commercial real estate properties acquired in the private market for investment purposes only.

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Please note that the net asset value and resulting performance discussed above is based on the Company’s standard valuation methodology and does not reflect the discount that would be recognized in a secondary market transaction. The Board determined that the Company’s standard valuation methodology remained appropriate for the period, primarily since the final decision to continue operating the Company or proceed with the expedited liquidation through the secondary sale would be determined by shareholder vote. (The comparative net asset value at June 30, 2016, factoring in the 20% secondary discount on the portfolio as incorporated under the terms of the Asset Sale would be $317.51 per share, which is 19% below the reported net asset value. The small favorable difference to the 20% discount figure reflects the fact that the cash, fixed income assets and other assets net of liabilities of the Company are not subject to any discount, offset in part by changes in values and adjustments for cash flows since the December 31, 2015 Cut-Off Date for the secondary transaction. The performance for the quarter and trailing 12 months using the pro-forma discounted net asset value of $317.51 per share would have been -17.21% and -11.43%, respectively. The Company’s inception to date equity multiple on this basis would be 0.82x.

Board’s Considerations.

Over the past several years, from time to time, the Board has discussed with Management various alternatives to enhance shareholder value. These included the feasibility of continuing to operate the Company as it has been operated to date, restructuring the Company to allow it to operate with lower operating costs, liquidating the Company, as well as the possibility of a merger of the Company into a similar investment vehicle, such as another registered investment company, REIT, or a private fund with a similar investment objective and strategies. In each of those cases, the Board determined that the cost or other negative impact of the particular option outweighed any benefit that might accrue to shareholders from the pursuit of that option. In the specific case of a potential merger, no substantial viable potential partner for such transaction could be identified. Recently, the Board determined, however, that continuing current operations did not present a viable means to enhance shareholder value given expectations for future-performance and associated risks of the Underlying Funds and the costs that would accompany such continuing operations. The Board ultimately concluded that the Purchase Agreement and the Asset Sale are in the best interests of the Company and its shareholders and present greater opportunities to maximize shareholder value than the other alternatives considered.

In light of the failure to identify a path for the Company from among the options discussed above that the Board believed would be in the best interests of shareholders, the Board ultimately determined that a sale of the Company’s assets presented the best option for benefiting shareholders. Accordingly, at a meeting of the Board held on September 19, 2016, Management recommended that the Board approve the Asset Sale and the Liquidation of the Company. In considering these recommendations, the Board carefully considered the factors discussed below and whether they served the best interests of the Company and its shareholders. The Board (including all directors who are not “interested persons” of the Company as defined in the 1940 Act (the “Disinterested Directors”)) ultimately determined that, on balance, the Asset Sale would be in the best interests of the Company and its shareholders. Accordingly, the Board approved the Asset Sale and determined to recommend that the Company’s shareholders vote in favor of the Asset Sale. The Board, including all of the Disinterested Directors, also determined, for the reasons discussed below, that if the Asset Sale is approved, that it recommends the Liquidation of the Company.

Members of the Company’s management team, including Edward M. Casal, Chief Executive Officer, Chief Investment Officer and Chairman of the Board, Russell H. Bates, President, and Michael Fortier, Chief Financial Officer (collectively, “Management”) presented, and the Board considered, the following factors with respect to the Asset Sale or liquidation of the Company:

•	the Board’s assessment of, among other things: (i) the Company’s overall performance to date; (ii) the prospects for achieving growth over the remaining term of the Company; (iii) the strategic alternatives available; (iv) the judgment of the Adviser, based on the process undertaken to pursue strategic alternatives, that it was unlikely that any other party would make a proposal more favorable to the Company and its shareholders; (v) the desire of shareholders to get liquidity and (vi) the recommendation of the Asset Sale by the Adviser;

•	the history and progress of the Company’s discussions with other parties, including the history of interests expressed by, and offers received from, other potential purchasers, and the view of the Board that further discussions with other potential purchasers were unlikely to result in a transaction that would be more favorable to the Company and its shareholders;

•	the Company’s relatively small asset size, which has made the cost of operating the Company comparatively high;

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•	the difficulties facing the managers of the underlying funds with respect to completing development and/or lease-up and ultimately selling all of their properties in the near term, thus delaying final realization of the Company’s investments;

•	the Company’s lack of liquidity, which has prohibited it from making tender offers to shareholders, and the general lack of a secondary market for the shares, which has effectively eliminated shareholders’ ability to dispose of their shares;

•	the bid process, which included multiple parties and rounds of bids, and the negotiations between the Company and the Purchaser, as well as the Board’s belief that the sale price was the highest price that could be negotiated and the best transaction reasonably available to the Company and its shareholders;

•	the Purchaser’s representations of its ability to pay to the Company the Purchase Price;

•	the delays encountered by the underlying funds in investing and harvesting their portfolios, which have led to delays in the ability of the Company to return capital to its investors and are expected to extend the duration of the Company, which was originally anticipated to be December 31, 2016, but is now anticipated to run through 2018 and potentially beyond that;

•	the risk that the Adviser may not wish to continue managing the Company given that its obligation to bear certain expenses of the Company is expected to exceed the amount of its management fee starting in the fourth quarter of 2016; and

•	the risk that no qualified investment adviser may be willing to manage the Company on terms comparable to those in the current investment advisory agreement, given the Company’s structure and declining asset base.

The Board also considered the following uncertainties and other risk factors in its deliberations concerning the transaction but concluded that they were outweighed by the potential benefits of the Asset Sale:

•	the inability to precisely determine whether the amount available for distribution to shareholders from the proceeds of the Asset Sale plus the cash or cash equivalents already held by the Company would exceed the amounts available for distribution to shareholders through the end of the Company’s life should it not sell substantially all of its assets;

•	the possibility that the Asset Sale may not be approved by shareholders;

•	the possibility that the parties may not be able to obtain all of the consents and approvals necessary to consummate the Asset Sale;

•	the possibility that the other conditions to closing will not be satisfied;

•	the fact that Purchaser has the right to terminate the Purchase Agreement under certain circumstances; and

•	the interest of the Adviser in terminating its obligations to bear certain expenses of the Company, which expenses are estimated at approximately $360,000 for the Company’s fiscal year ending March 31, 2018.

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PROPOSAL 1:    THE ASSET SALE AND PURCHASE AGREEMENT

For the reasons discussed above, the Board has approved, and recommends that the shareholders approve, the Asset Sale.

The Board has maintained and preserved in its records, a description of the Asset Sale, its findings, the information or materials upon which its findings were based, and the basis therefor.

Required Vote

Under Maryland law, the affirmative vote of the holders of two-thirds of the outstanding shares of the Company entitled to vote thereon is needed to approve the Purchase Agreement and the sale of the Company’s interests in certain underlying real estate funds, which constitute substantially all of the assets of the Company. The presence in person or by proxy of the holders of a majority of the outstanding shares of the Company will constitute a quorum. For purposes of the vote on the sale of assets and the Purchase Agreement, abstentions and broker non-votes will have the same effect as a vote against the sale of assets and the Purchase Agreement, but will be counted toward the presence of a quorum. Unless a contrary specification is made, an executed and returned proxy card will be voted FOR approval of the Asset Sale and the Purchase Agreement.

Appraisal Rights of Shareholders under Maryland Law.

If you do not wish to approve the Asset Sale, in addition to voting against Proposal 1, you have the right to object to the Asset Sale and to petition a Maryland court of equity for an appraisal to determine the fair value of your shares and to have your shares purchased at the fair value so determined. Shareholders electing to exercise dissenters’ rights must strictly comply with the provisions of Sections 3-202 through 3-213 of the Maryland General Corporation Law (the “MGCL”) to perfect their rights. Sections 3-202 through 3-213 of the MGCL are attached to this Proxy Statement as APPENDIX B.

The following is intended as a brief summary of the material provisions of the Maryland statutory procedures required to object to the Asset Sale and perfect a shareholder’s appraisal rights. This summary, however, is not a complete statement of all applicable requirements and is qualified in its entirety by reference to Sections 3-202 through 3-213 of the MGCL.

If you elect to demand appraisal of your shares, you must satisfy all of the following conditions:

1.	You must deliver to the Company a written objection to the Asset Sale before or at the Special Meeting. Voting against or failing to vote for the Asset Sale by itself does not constitute a demand for appraisal within the meaning of Section 3-203.

2.	You must not vote in favor of the Asset Sale. An abstention or failure to vote will satisfy this requirement, but a vote in favor of the sale of assets, by proxy or in person, will constitute a waiver of your appraisal rights in respect of the shares so voted and will nullify any previously filed written objections to the Asset Sale.

3.	Within 20 days of the date of filing with the Maryland State Department of Assessments and Taxation of the articles of transfer relating to the Asset Sale, you must make a written demand on the successor for payment of the fair value of your shares in accordance with Section 3-203 of the MGCL. Your written demand must state the number and class of shares that you own.

If you fail to comply with any of these conditions, you will have no appraisal rights for your shares.

All written objections to the Asset Sale should be addressed to Michael Fortier, Chief Financial Officer, Madison Harbor Balanced Strategies, Inc., 1177 Avenue of the Americas, 44th Floor, New York, NY 10036. If a written objection is timely made, the successor must promptly notify all objecting shareholders of the date of filing with the Maryland State Department of Assessments and Taxation of the articles of transfer relating to the Asset Sale. All written objections and demands should be executed by, or on behalf of, the record holder of the shares. The demand must state the identity of the shareholder and the intention of the shareholder to demand appraisal of his or her shares.

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Once you have filed a written demand seeking the fair value of your shares, you may not withdraw the demand without the successor’s consent. In addition, once demand is made, you cease to have any rights of a shareholder, including the right to receive dividends or distributions, if any, payable to the Company’s shareholders of record on a record date after the date of the Special Meeting. Your right will only be restored if:

•	the demand for payment is withdrawn;

•	a petition for appraisal is not timely filed;

•	a court determines that you are not entitled to the relief sought; or

•	the Asset Sale is abandoned.

After the receipt of a written demand, the successor may send you a written offer to pay what it considers to be the fair value for your common stock. If such an offer is made, a balance sheet and an income statement must accompany the offer.

If within 50 days after the date of filing with the Maryland State Department of Assessments and Taxation of the articles of transfer relating to the Asset Sale, you and the successor do not reach an agreement on the value of your shares, either party may file a petition in any court of equity in the county where the successor’s resident agent is located, which will be reflected in the articles of transfer, asking the court for a finding and determination of the fair value of your shares. You will be entitled to receive an amount determined by the court as the fair value of your shares as of the close of business on the day the vote was taken at the Special Meeting, together with interest on such amount up to the date of such judgment by the court. You must surrender your shares in order to receive this payment. If the Company abandons the Asset Sale, your right to be paid the fair value of your shares will cease.

In view of the complexity of Sections 3-202 through 3-213, the shareholders who may wish to dissent from the Asset Sale and pursue appraisal rights should consult their legal advisors.

Summary of the Purchase Agreement.

The following summarizes the material provisions of the Purchase Agreement. It does not purport to be complete and is subject in all respects to the provisions of, and is qualified in its entirety by reference to, the Purchase Agreement, which is attached hereto as APPENDIX A. Shareholders are urged to read the Purchase Agreement in its entirety. Defined terms not defined herein shall have the meaning set forth in the Purchase Agreement.

Assets Purchased by Purchaser. Purchaser will purchase substantially all of the Company’s non-cash assets, which consist of equity interests (the “Interests”) in various partnerships (the “Partnerships”), along with any contractual right of the Company related to an Interest under the agreements that govern ownership of such Interests (the “Portfolio Property Agreements”).

Under the terms of the Purchase Agreement, Purchaser will assume and perform from and after the Closing all liabilities and obligations relating to the Interests and the Portfolio Property Agreements. However, Purchaser will not assume any of the Company’s liabilities or obligations with respect to the transferred Interests (the “Excluded Obligations”),

•	arising from the breach by the Company of the representations, warranties, covenants, agreements or indemnities made by it under the Portfolio Property Agreements,

•	which arise, accrue, relate or are otherwise attributable to the period prior to the applicable Closing Date and result from acts or omissions of the Company,

•	the Company’s pro-rata share of any liabilities of a Partnership which arise, accrue, relate or are otherwise attributable to the disposition, refinancing or recapitalization of a portfolio investment by such Partnership prior to the Cut-Off Date, regardless of whether such liability is satisfied by recall of previously made distributions, capital call, deduction for the Company’s or the Purchaser’s capital account, or set-off against any subsequent distribution, or otherwise,

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•	the Company’s pro -rata share of any obligation to disgorge, in whole or in part, or otherwise reimburse or pay to the Partnership or any other person any distributions received with respect to the Interest prior to the Cut-Off Date (other than distributions which are recalled for purposes of making new investments or paying the ordinary operating expenses of the Partnership incurred after the Cut-Off Date), whether such return shall be effected by repayment, capital call, or by deduction for the Company’s or Purchaser’s capital account, or set-off against any subsequent distribution, or otherwise,

•	any tax liabilities of the Company related to the Interests arising out of, or attributable to, events occurring prior to the applicable the Closing Date, or

•	any liabilities or obligations relating to any Excluded Interest

Closing of the Asset Sale. The closing of the Asset Sale may occur in multiple closings (each, a “Closing”), but the Company and the Purchaser have agreed that they intend to cause the closing of the Asset Sale to occur in a single Closing as soon as practicable after November 18, 2016; however, in view of the December 9, 2016 date of the shareholder meeting, and the process for obtaining consents from the general partners of the partnerships that issued the Interests, the parties expect that the closing will occur on or about December 31, 2016. However, to the extent necessary to accommodate any restrictions imposed by the manager of a Partnership on the timing of the transfer of an Interest, the Company and Purchaser have agreed to have two Closings (one in 2016 and one in 2017) to accommodate such restriction. If any condition to the Closing is not satisfied or waived, the party whose obligations are subject to such condition may extend the Closing date but not past December 31, 2016, unless a manager has indicated that it will only provide its approval for a transfer of Interest in 2017, in which case the Closing with respect to such Interest may be extended until January 3, 2017.

Purchase Price. The aggregate purchase price to be received by the Company will be $12,543,313, subject to certain adjustments in accordance with the terms of the Purchase Agreement. Specifically, the Purchase Agreement provides that the Purchase Price will be adjusted as follows: the portion of the Purchase Price attributable to an Interest shall be (i) increased by an amount equal to the sum of all funded capital commitments made by the Company with respect to such Interest after the Cut-Off Date but on or prior to the applicable closing date, and (ii) reduced by an amount equal to the sum of all distributions made with respect to such Interest after the Cut-Off Date but on or prior to the applicable closing date. In addition to the foregoing, if any Interest becomes an “Excluded Interest” (either by mutual agreement, as a result of the purchase of such interest by a third party pursuant to a right of first refusal, or as a result of the failure to obtain any necessary consent required to transfer such Interest (if the parties nonetheless elect to proceed with the Closing with respect to all other Interests)), corresponding adjustments will be made to the Purchase Price as if such Excluded Interest was never an Interest to begin with.

•	The Purchase Price was negotiated between the Company and the Purchaser based on the net asset value of the Interests of $15,690,920 as of December 31, 2015 (the “Cut-Off Date”). As of September 30, 2016, capital commitments funded by the Company after the Cut-Off Date with respect to the Interests amounted to $0, while net distributions received after the Cut-Off Date with respect to the Interests amounted to $4,300,536, decreasing the Purchase Price to $8,242,777. The final Purchase Price will only be known at the time of Closing.

Representations and Warranties. The Purchase Agreement contains various representations and warranties the Company makes to the Purchaser related to, among other things:

•	corporate organization and similar corporate matters;

•	authorization to execute and perform, and the enforceability of, the Purchase Agreement;

•	title to the Interests;

•	the absence of any conflict caused by the execution and performance of the Purchase Agreement;

•	the provision by the Company to Purchaser of certain information regarding the Interests, including copies of the Portfolio Property Agreements and related materials, and the Company’s compliance with such agreements;

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•	no litigation against the Company relating to the Purchase Agreement or by the Company relating to the Interests or the Partnerships;

•	no broker or finder entitled to a fee in connection with the transactions contemplated by the Purchase Agreement;

•	information regarding the Interests, including distributions received from, and capital contributions made, by the Company, the capital commitments and remaining capital commitments of the Company, and the net asset value of the Interests based on information provided by the managers of the Partnerships;

•	certain conduct of the Company in connection with the Interests and the Portfolio Property Agreements

•	no communication from managers of the Partnerships regarding the inaccuracy of financial statements of the Partnerships;

•	no exclusions or opt-outs from any investments in the Partnerships;

•	non-involvement with the management of Partnership business;

•	compliance with law and ERISA plan matters;

•	the Company’s access to information, ability to evaluate the merits of the transaction and its non-reliance on Purchaser for investment advice;

•	the Company’s acknowledgment that Purchaser may be in possession of material, nonpublic information relating to the Interests, which information will not be shared with the Company;

•	the absence of alternative investment vehicles related to the Partnerships in which the Company has an interest;

•	the tax status of the Partnerships; and

•	the source of the Company’s funds and compliance with anti-money laundering laws.

The Purchase Agreement contains various representations and warranties the Purchaser makes to the Company related to, among other things:

•	limited partnership organization and similar partnership matters;

•	authorization to execute and perform, and the enforceability of, the Purchase Agreement;

•	the absence of any conflict caused by the execution and performance of the Purchase Agreement;

•	acknowledgement that the Company makes no representations regarding the Partnerships;

•	investment intent, status as an accredited investor, access to information and ability to evaluate the merits of the transaction;

•	the absence of brokers;

•	no broker or finder entitled to a fee in connection with the transactions contemplated by the Purchase Agreement;

•	the source of Purchaser’s funds and compliance with anti-money laundering laws;

•	sufficiency of funds to complete the purchase; and

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•	the solvency of Purchaser.

Covenants. Pursuant to the Purchase Agreement, the Company and the Purchaser agreed to cooperate fully with each other in furnishing any information or performing any action reasonably requested by the other party and which information or action is necessary to the timely and successful consummation of the Asset Sale. Neither the Purchaser nor the Company shall rescind any authorizing action taken in connection with the Asset Sale, nor shall either Purchaser or Company take any other action materially inconsistent with the Purchase Agreement. Furthermore, the Company agreed to take or refrain from taking specific actions prior to the closing of the Asset Sale without the prior consent of Purchaser or as otherwise provided in the Purchase Agreement, including that the Company will

•	cooperate with Purchaser to have Partnerships provide information Purchaser needs to verify NAVs of the Interests;

•	provide Purchaser with prompt notice regarding certain received distributions and any right to take any action with respect to the Interests;

•	provide notice of default under any of the Portfolio Purchase Agreements or related portfolio contractual rights, of communications from the Partnerships regarding any matter, including, claims, proceedings, investigations and related matters;

•	cooperate with Purchaser relating to tax matters;

•	pay 50% of all transfer taxes.

The Company has also agreed that, without the prior consent of Purchaser or as otherwise provided in the Purchase Agreement, not to:

•	subject to the discussion under the heading “Alternative Proposals,” dispose, liquidate, mortgage, sell, assign, or transfer, deliver or solicit any bids for the Interests;

•	consent to amend or modify any of the Portfolio Property Agreements or portfolio contractual rights;

•	forgive, release, compromise or demand payment of any indebtedness owed to it by a Partnership;

•	amend, cancel or terminate any of the Portfolio Property Agreements or the Portfolio contractual rights;

•	fail in a material manner to perform fully its obligations under the Portfolio Property Agreements or make any voluntary capital contributions;

•	create or permit to exist any lien on the Interests;

•	take any action the effect of which would be to incur a penalty under any of the Portfolio Property Agreements or the portfolio contractual Rights, including the conversion of the Interests to a fixed obligation;

•	take any action that would reduce Company’s percentage ownership in the Interests;

•	waive any right with respect to the Interests; or

•	agree to take any of the foregoing actions.

The Company and Purchaser also agree to seek certain agreements of the managers of the Partnerships in order to eliminate joint and several liability of the Company and Purchaser under the transfer documentation relating to the Interests, and in the event they are unable to eliminate such joint and several liability, to allocate such responsibility among themselves on the terms set forth in the Purchase Agreement.

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Alternative Proposals.

The Company has agreed that neither the Company nor anyone acting on its behalf, shall directly or indirectly (i) take any action designed to facilitate any inquiries or proposals regarding any “Alternative Proposal” or “Alternative Transaction,” (ii) initiate, participate or facilitate any discussions or negotiations regarding an Alternative Proposal or Alternative Transaction or (iii) enter into any agreement regarding any Alternative Proposal or Alternative Transaction. The Company has also agreed to cease and cause to be terminated any existing discussions or negotiations with any persons (other than Purchaser) conducted heretofore with respect to any of the foregoing.

However, the Purchase Agreement also provides that the Board may, prior to the Special Meeting, consider and participate in discussions and negotiations with respect to a bona fide Alternative Proposal received by the Company from a third party (or group of persons) not affiliated with the Company or Purchaser (a “Third Party”) if, and only to the extent that, and so long as

•	the Board reasonably believes that the Alternative Proposal constitutes, or is reasonably likely to lead to, a “Superior Proposal,”

•	such Alternative Proposal was not directly or indirectly solicited by the Company or anyone acting on its behalf in violation of the Purchase Agreement,

•	the Third Party making the Alternative Proposal is qualified to make such proposal,

•	the Board reasonably determines in good faith (after consultation with outside legal counsel) that failure to participate and engage in discussions with the Third Party would cause it to violate its fiduciary duties under applicable law, and

•	prior to the Board engaging in any such discussions or negotiations, the Third Party must first enter into a confidentiality agreement with the Company on terms substantially similar to, and no less favorable to the Company than, those contained in the confidentiality agreement with Purchaser and its affiliates (which confidentiality agreement shall expressly permit the Company to disclose the terms of the Alternative Proposal to Purchaser in accordance with the Purchase Agreement).

For these purposes,

“Alternative Proposal” means any written proposal for a merger, share exchange, consolidation, sale of assets, sale of shares (including by way of a tender offer) or similar transactions involving the Company or its shareholders received by the Company from a Third Party that, if consummated, would constitute an Alternative Transaction,

“Alternative Transaction” means any of (w) a transaction pursuant to which a Third Party, directly or indirectly, acquires or would acquire more than 50% of the outstanding shares of the Company or outstanding voting power or of any preferred stock that would be entitled to a class or series vote with respect to a merger or other reorganization involving the Company, whether from the Company or pursuant to a tender offer or exchange offer or otherwise, (x) a merger, share exchange, consolidation or other business combination involving the Company, (y) any transaction pursuant to which a Third Party acquires or would acquire control of assets of the Company representing more than 50% of the fair market value of all the assets, net revenues or net income of the Company immediately prior to such transaction or (z) any other consolidation, business combination, recapitalization or similar transaction of similar scope involving the Company other than the Asset Sale; and

“Superior Proposal” means any bona-fide Alternative Proposal made by a Third Party that

(i)	is fully financed and contains no financing contingency or obligation to obtain consent from a lender or equity source,
(ii)	contains no condition to closing materially more burdensome on the Company, or in the Board’s reasonable and good faith judgment (after consultation with its financial advisor and receipt of written advice to such effect from outside legal counsel) making it materially less likely that the conditions to the closing of such transaction would be satisfied than, the conditions to Closing set forth herein, and
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(iii)	which is otherwise on terms which the Board determines in its reasonable good faith judgment (after consultation with its financial advisor and outside legal counsel), taking into account, among other things, all legal, financial, regulatory and other aspects of the proposal and the person making the proposal, that the proposal, (A) if consummated would result in a transaction that is more favorable, from a financial point of view, to the Company’s shareholders (after taking into account the Termination Payment described below) than the Asset Sale, and (ii) is reasonably certain of being completed.

Under the Purchase Agreement, the Company must notify Purchaser promptly (but in no event later than 72 hours) after receipt of any Alternative Proposal, or any material modification of or material amendment to any Alternative Proposal, or of inquiries or requests relating to an Alternative Proposal, which notice must indicate the identity of the person making the Alternative Proposal or request and include a copy (if in writing) and summary of the material terms and conditions of any such Alternative Proposal or modification or amendment to an Alternative Proposal. The Company must keep Purchaser informed, on a current basis, of any material changes in the status and any material changes or modifications in the terms and conditions of any such Alternative Proposal or request, and the Company must provide Purchaser with 72 hours written notice before it enters into any discussions or negotiations concerning any Alternative Proposal, and after such notice, the Company and its advisors must negotiate in good faith with Purchaser to make adjustments in the terms and conditions of the Purchase Agreement such that the proposed Alternative Proposal would no longer constitute a Superior Proposal.

The Purchase Agreement also provides that neither the Board nor any committee thereof shall (i) withdraw, modify or qualify, or propose publicly to withdraw, modify or qualify, the recommendation of the Board set forth in this Proxy Statement (the “Board Recommendation”), (ii) take any public action or make any public statement in connection with the Special Meeting inconsistent with the Board Recommendation or (iii) approve or recommend, or publicly propose to approve or recommend, or fail to recommend against, any Alternative Proposal (any of the actions described in clauses (i), (ii) or (iii), a “Change of Recommendation”), unless each of the following conditions is satisfied:

•	The Company receives, prior to the date on which the Company shareholders approve the Asset Sale, an Alternative Proposal not solicited in any manner in violation of the Purchase Agreement that the Board reasonably believes could lead to a Superior Proposal;

•	The Board reasonably determines in good faith (after consultation with outside legal counsel and prior to the date on which the shareholders of the Company have approved the Asset Sale that in light of a Superior Proposal, the failure to effect such Change of Recommendation would cause it to violate its fiduciary duties to the Company’s shareholders under applicable law;

•	Purchaser has received written notice from the Company at least five (5) business days prior to such Change of Recommendation (or two business days in the case of an amendment to an Alternative Proposal) outlining the Alternative Proposal and indicating its intent to make a Change of Recommendation; and

•	during any such notice period, the Company and its advisors must negotiate in good faith with Purchaser to make adjustments in the terms and conditions of the Purchase Agreement such that such Alternative Proposal would no longer constitute a Superior Proposal.

In certain circumstances relating to an Alternative Proposal, either the Company or Purchaser may terminate the Purchase Agreement and abandon the Asset Sale, as described in more detail below under “Termination.”

Conditions to Closing the Asset Sale. The parties’ obligation to close the Asset Sale is subject to the satisfaction or waiver of specific conditions, including:

•	the accuracy, in all material respects, of the representations and warranties as of the closing date (together with officers’ certificate certifying as to the same);

•	the performance, in all material respects, of the parties’ pre-Closing covenants and obligations under the Purchase Agreement (together with officers’ certificate certifying as to the same);

•	the absence of any legal impediment to Closing and the absence of litigation challenging the Asset Sale;

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•	all required approvals shall have been obtained;

•	the Purchaser’s delivery of the Purchase Price;

•	no Interests shall constitute Excluded Interests as a result of the manager of a Partnership withholding its consent to the transfer of the Interest;

the delivery of assignment and assumption agreements with the respect to the Interests;

the delivery by the Company of a certificate as to its non-foreign status in the form and manner set forth in U.S. Treasury regulation section 1.1445-2(b).

Survival of Representation and Warranties; Indemnification. Under the Purchase Agreement, the representations and warranties of the parties survive the Closing for a period of three months (the “Indemnification Period”).

During the Indemnification Period, the Company is obligated to indemnify Purchaser and related parties for losses or claims resulting from, or relating to or arising out of:

•	breaches of the Company’s representations or warranties

•	breaches of the Company’s covenants or obligations (unless waived by Purchaser)

•	any claim by any person entitled to indemnification pursuant to the terms of any agreement pursuant to which an Interest is transferred relating to a breach by the Company of any representation, warranty, covenant or other obligation

•	any Excluded Obligation,

•	any liability, obligation or claim that may be made with respect to any Excluded Interest (if any) or with respect to any Excluded Obligation, and

•	certain joint and several obligations owed to a Partnership.

During the Indemnification Period, Purchaser is obligated to indemnify the Company and related parties for losses or claims resulting from, or relating to or arising out of:

•	breaches of the Purchaser’s representations or warranties

•	breaches of the Purchaser’s covenants or obligations (unless waived by Purchaser)

•	any claim by any person entitled to indemnification pursuant to the terms of any agreement pursuant to which an Interest is transferred relating to a breach by the Purchaser of any representation, warranty, covenant or other obligation

•	any and all liabilities assumed by Purchaser in connection with the Interests;

•	any taxes, fees or other governmental charges attributable to the ownership by Purchaser of any of the Interests on or after the applicable Closing Date, and

•	certain joint and several obligations owed to a Partnership.

Following the end of the Indemnification Period, no party shall have the obligation to indemnify the other party for any matter arising out of or relating to the Interests, this Purchase Agreement or documents executed in connection with the Asset Sale.

Subject to certain exceptions, the maximum amount payable by the Company to Purchaser, or by the Purchaser to the Company, shall not exceed ten percent (10%) of the Purchase Price. The Company has agreed to hold 10% of the Purchase Price in a segregated account during the Indemnification Period and to use those funds only to satisfy indemnification claims by Purchaser, if any.

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Termination of the Purchase Agreement. The Purchase Agreement may be terminated before the Closing pursuant to written consent of both the Purchaser and the Company, in the event of a breach of the Purchase Agreement that would cause the conditions to Closing to not be satisfied (subject to a cure period), in the event the Board has approved a Superior Proposal or made a Change of its Recommendation, or if the Asset Sale has not closed by December 31, 2016 (or, in certain circumstances, January 3, 2017).

In the event the Purchase Agreement has been terminated by the Company in order to allow it to enter into an agreement relating to a Superior Proposal or by either party following a Change of Recommendation, the Company has agreed to pay Purchaser a Termination Fee equal to 4.5% of the Purchase Price.

Expenses. The Company and Purchaser are required to pay their own legal, accounting and other expenses incurred in connection with the Purchase Agreement. All attorneys’ and accountants’ fees of the Partnerships payable as a result of the transfer of the Interests, as well as any expenses requested to be paid by any Partnership with respect to the consummated transfer of any interests to Purchaser under the Purchase Agreement will be paid 50% by Purchaser, on the one hand and 50% by the Company, on the other hand.

Ongoing Operations/Use of Proceeds. Subject to the approval of the shareholders, the Company plans to liquidate and dissolve the Company and to distribute the proceeds of the Asset Sale purchase to the shareholders (see Proposal 2 below).

Accounting Treatment of the Asset Sale.

The Asset Sale will be accounted for as a sale of the Interests.

Fee Waiver

The Adviser has agreed to waive any base management fee it would be entitled to receive for the period commencing on July 1, 2016 and ending on the Closing Date attributable to the difference in amount between the purchase price (i.e., $12 million less the net cash flow from the portfolio since December 13, 2015) and the net asset value of the underlying funds upon which that fee would have otherwise been calculated.

Federal Income Tax Considerations.

The Asset Sale will be treated as a sale for tax purposes which will result in gain or loss depending upon the Company’s tax basis in each asset and the proceeds allocated thereto. From the perspective of shareholders, the subsequent liquidation will be treated for U.S. tax purposes as a sale of shares in the Company, and it is anticipated that shareholders will incur a loss for such purposes of approximately $375.00 per share (see Proposal 2: Adoption of Plan to Liquidate and Dissolve the Company—Federal Income Tax Considerations). The Company encourages its shareholders to contact their own tax advisors.

Interests of the Directors and Executive Officers in Asset Sale.

The officers and directors of the Company own 50 shares of the Company. They will receive the same per share distribution, if any, as any other shareholder. (See “SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT.”)

THE BOARD UNANIMOUSLY RECOMMENDS THAT THE SHAREHOLDERS VOTE FOR THE SALE OF ASSETS OF THE COMPANY’S ASSETS TO A NON-AFFILIATED THIRD PARTY UNDER THIS PROPOSAL 1.

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PROPOSAL 2:    ADOPTION OF PLAN TO LIQUIDATE AND DISSOLVE THE COMPANY

Background.

The Company’s investment objective is to seek long-term capital appreciation as well as current return and to mitigate risk through diversification by investment in the Underlying Funds. The Company’s investment period ended on December 31, 2007 and the duration of the Company, which was originally anticipated to be ten years from the Final Closing, is now anticipated to run through 2018 and potentially beyond.

The Board, including all the Independent Directors, has approved the Plan, under which the Company would be liquidated, and its assets distributed on a pro rata basis after payment of all of the Company’s expenses, as soon as possible following shareholder approval of the proposed liquidation. Liquidation of the Company will allow shareholders to receive their proportionate share of the proceeds of the Asset Sale and its cash remaining after providing for its liabilities. Under the Purchase Agreement, the Company has agreed to not commence the dissolution and liquidation process until three months from the date of Closing.

The Board believes that liquidating the Company’s assets and terminating its existence would be in the shareholders’ best interests because of the reasons set forth in Proposal 1 above and because, should Proposal 1 be approved and adopted by the shareholders, the Company will sell substantially all of its assets. A copy of the proposed Plan is attached to this Proxy Statement as APPENDIX C.

Board’s Considerations.

In evaluating the proposed Liquidation of the Company, the Board considered the Adviser’s mid-term and long-term outlook for the Underlying Funds, the nature of the Company and alternatives to the Liquidation and concluded that it is in the best interests of the Company and Company shareholders to liquidate the Company.

After discussing the history and current status of the Company and alternative courses of action, together with the factors set forth in Proposal 1 above, on September 19, 2016, the Board unanimously adopted a resolution that declares that the dissolution of the Company is advisable and in the best interests of shareholders and, subject to the approval of the Plan by shareholders, authorized the orderly liquidation and dissolution of the Company. The Board, including all of the Independent Directors, adopted the Plan and directed that the Plan be submitted for consideration by the Company’s shareholders. If (a) the Plan is approved by the requisite shareholder vote and (b) the Company’s Board determines, in its sole discretion, that the Company has sufficient liquid assets to meet its existing and anticipated liabilities, the Company’s assets will be liquidated in accordance with law and on such terms and conditions as are determined to be reasonable and in the best interests of the Company and its shareholders in light of the circumstances in which they are sold, and the Company will file Articles of Dissolution with the State of Maryland. Shareholders will receive their proportionate cash interest of the net distributable assets, if any, of the Company upon liquidation. Approval of the liquidation and dissolution is contingent upon shareholder approval of the Asset Sale.

Required Vote under Maryland law and pursuant to the Company’s Articles of Incorporation.

The affirmative vote of the holders of two-thirds of the outstanding shares of the Company entitled to vote thereon is needed to approve the liquidation and dissolution of the Company. The presence in person or by proxy of the holders of a majority of the outstanding shares of the Company will constitute a quorum. For purposes of the vote on the Plan, abstentions and broker non-votes will have the same effect as a vote against the Plan, but will be counted toward the presence of a quorum. Unless a contrary specification is made, an executed and returned proxy card will be voted FOR approval of the Plan. Notwithstanding the approval of the Plan by shareholders, the Board, in its sole discretion, must determine that the Company has sufficient liquid assets to meet its existing and anticipated liabilities prior to the liquidation of the Company’s assets. While it is expected that the Company will be able to identify all of its liabilities shortly after the Company’s shareholders approve the Plan, should any unanticipated liabilities arise, the Company is currently unable to estimate with precision the costs of resolving such liabilities and exactly when such liabilities would be resolved. Consequently, the amounts set forth under “Distribution Amounts” below are for illustrative purposes only. If any such liabilities should arise, the Company will not liquidate until the Board determines, in its sole discretion, that the Company has sufficient liquid assets to meet such liabilities.

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Summary of Plan of Liquidation and Dissolution.

The following summarizes the material provisions of the Plan. It does not purport to be complete and is subject in all respects to the provisions of, and is qualified in its entirety by reference to, the Plan, which is attached hereto as APPENDIX C. Shareholders are urged to read the Plan in its entirety.

Effective Date of the Plan and Cessation of the Company’s Activities. Following adoption and approval of the Plan by the shareholders of the Company, and subject to completion of the Asset Sale, the Plan will become effective on a date determined by the Board (the “Plan Effective Date”), which Plan Effective Date will be no sooner than the date that is three months immediately following the Closing of the Asset Sale. Following the Plan Effective Date, the Company (i) will not engage in any business activities except for the purpose of paying, satisfying, and discharging any existing debts and obligations, collecting and distributing its assets, and doing all other acts required to liquidate and wind up its business and affairs and (ii) will dissolve in accordance with the Plan and will file Articles of Dissolution with the State of Maryland (see the Plan, Sections 1-2, 5 and 12).

Closing of Books and Restriction on Transfer of Shares. The proportionate interests of shareholders in the assets of the Company will be fixed on the basis of their holdings on the Plan Effective Date. On such date, the books of the Company will be closed. Thereafter, unless the books of the Company are reopened because the Plan cannot be carried into effect under the law of the State of Maryland or otherwise, or as may otherwise be required by applicable law (including in connection with dissenters rights of appraisal), the shareholders’ respective interests in the Company’s assets will not be transferable, except as required by law.

Liquidation Distributions. The distribution of the Company’s assets will be made in two or more cash payments in complete cancellation of all the outstanding shares of the Company. The Company anticipates that the Asset Sale will completed on or shortly after December 31, 2016, and the first distribution of the Company’s assets (the “First Distribution”) will be made in January 2017 and consist of cash representing substantially all of the assets of the Company, less an estimated amount necessary to discharge any (a) unpaid liabilities and obligations of the Company on the Company’s books on the First Distribution date, including the amount equal to 10% of the Purchase Price required to be held by the Company for a period of 90 days following the Closing of the Asset Sale in order to satisfy indemnification claims by the Purchaser, if any, and (b) liabilities not on the books of the Company on the First Distribution date that the Board reasonably deems to exist against the assets of the Company. A second distribution (the “Second Distribution”) and any subsequent distributions, if necessary, will consist of cash from any assets remaining after payment of expenses, the proceeds of any sale of assets of the Company under the Plan not sold prior to the First Distribution and any other miscellaneous income of the Company. The Second Distribution and any subsequent distributions will be made starting 90 days after the completion of the Asset Sale.

All shareholders will receive information concerning the sources of the liquidating distribution (see the Plan, Section 7). Shareholders who hold shares on account will not be required to take any action to receive liquidated proceeds. The transfer agent’s name and address is UMB Fund Services, which is located at 235 Galena Street, Milwaukee, WI 53212. The transfer agent can be reached at (866) 348-6466.

Expenses of Liquidation and Dissolution. The Company shall bear all of the expenses incurred by it in carrying out this Plan. (See the Plan, Section 8).

Continued Operation of the Company. The Plan provides that the Board has the authority to authorize such non-material variations from or non-material amendments of the provisions of the Plan (other than the terms of the liquidating distributions) at any time without shareholder approval, if the Board determines that such action would be advisable and in the best interests of the Company and its shareholders, as may be necessary or appropriate to effect the marshalling of Company assets and the dissolution, complete liquidation and termination of existence of the Company, and the distribution of its net assets to shareholders in accordance with the law of the State of Maryland and the purposes to be accomplished by the Plan. In addition, the Board may abandon the Plan, without shareholder approval, prior to the filing of Articles of Dissolution with the Maryland State Department of Assessments and Taxation if the Board determines that such abandonment would be advisable and in the best interests of the Company and its shareholders (see the Plan, Sections 9 and 10). However, it is the Board’s current intention to liquidate and dissolve the Company as soon as practicable.

If both the Asset Sale detailed in Proposal 1 and the liquidation and dissolution of the Company are not approved by the shareholders, the Company will continue to operate as a closed-end management investment company under the 1940 Act in accordance with its investment mandate. If the Asset Sale is approved by the shareholders, but the liquidation and dissolution is not, then the Company would continue in existence but hold its assets in the form of cash or cash equivalents pending its ultimate liquidation under the terms of its Certificate of Incorporation.

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Impact of the Plan on the Company’s Status under the 1940 Act. On the Plan Effective Date (or on an earlier date following Closing of the Asset Sale, as determined by the Board), the Company will cease doing business as a closed-end management investment company and, as soon as practicable, will withdraw its election to be regulated as a registered investment company under the 1940 Act. It is expected that the Securities and Exchange Commission, after the liquidation and distribution of the Company’s assets, will issue an order approving the deregistration of the Company if the Company is no longer doing business as an investment company. Accordingly, the Plan provides for the eventual cessation of the Company’s activities as a closed-end management investment company and its deregistration under the 1940 Act, and a vote in favor of the Plan will constitute a vote in favor of such a course of action (see the Plan, Sections 1, 2, 9 and 11).

Until the Company’s deregistration under the 1940 Act becomes effective, the Company, as a closed-end management investment company, will continue to be subject to and will comply with the 1940 Act.

Appraisal Rights. Shareholders will not be entitled to appraisal rights under Maryland law in connection with the Plan (see the Plan, Section 14). However, shareholders are entitled to appraisal rights in connection with the Asset Sale. (See “Proposal 1: The Asset Sale and Purchase and Sale Agreement—Appraisal Rights of Shareholders” on pages 11-12).

Distribution Amounts.

The proceeds of the Asset Sale, together with the cash held by the Company are estimated at $12 million, or $300.00 per share. The amounts to be distributed to shareholders of the Company upon liquidation will be reduced by any remaining expenses of the Company, the expenses of the Company in connection with the Asset Sale and liquidation, as well as any costs incurred in resolving any claims that may arise against the Company. The Company will pay all of the expenses associated with the liquidation, which will reduce the amount available for distribution to shareholders.

Federal Income Tax Consequences.

From the perspective of shareholders, the liquidation will be treated for U.S. tax purposes as a sale of shares in the Company. It is anticipated that shareholders will incur a loss for such purposes of approximately $375.00 per share. A shareholder that is subject to federal income taxation will recognize gain or loss measured by the difference between the liquidation distributions received and the shareholder’s basis in Company shares. The net amount of capital gain, if any, recognized by an individual shareholder in respect of shares held for more than one year generally will be subject to taxation at a reduced rate. If the shareholder has capital losses derived from the deemed sale of its shares, or from other transactions, those losses must be applied to reduce capital gains, and to that extent may reduce amounts otherwise eligible for taxation at a reduced rate. Capital losses generally may not be applied to reduce ordinary income, subject to a limited exception applicable to individual shareholders. The Company encourages its shareholders to contact their own tax advisors.

Procedure for Dissolution under Maryland Law.

After the Plan Effective Date, pursuant to the MGCL and the Company’s Articles of Incorporation and Bylaws, Articles of Dissolution stating that the dissolution has been authorized will in due course be executed, acknowledged and filed with the Maryland State Department of Assessments and Taxation, and will become effective in accordance with such law. Upon the effective date of such Articles of Dissolution, the Company will be legally dissolved, but thereafter the Company will continue to exist for the purpose of paying, satisfying, and discharging any existing debts or obligations, collecting and distributing its assets, and doing all other acts required to liquidate and wind up its business and affairs, but not for the purpose of continuing the business for which the Company was organized. The Board shall manage the business and affairs of the Company for the purposes of completing the Company’s liquidation unless and until a court appoints a receiver.

 Interests of the Directors and Executive Officers in the Liquidation and Dissolution.

Two executive officers, including one who also serves as a director own a total of 50 shares of common stock of the Company. They will receive the same per share distribution, if any, as any other shareholder. (See “SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT.”)

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The Board Unanimously Recommends that Shareholders Vote “FOR” Proposal 2 to Liquidate and Dissolve the Company.

VOTING INFORMATION

Record Date. Only shareholders of record at the close of business on October 17, 2016 (the “Record Date”) will be entitled to vote at the Special Meeting. On that date, the number of outstanding shares of the Company was 40,275. All shares of the Company will vote in the aggregate.

You should send your proxy in by one of the following methods.

1.	Complete, sign and return the enclosed proxy card promptly in the postage-paid envelope.

2.	Call the toll free number listed on the enclosed proxy card. Enter the control number on the enclosed proxy card and follow the telephone instructions.

3.	Visit the website listed on the enclosed proxy card. Enter the control number on the enclosed proxy card and follow the instructions on the website.

EVERY PROPERLY SIGNED PROXY WILL BE VOTED IN THE MANNER SPECIFIED THEREON AND, IN THE ABSENCE OF SPECIFICATION, WILL BE TREATED AS GRANTING AUTHORITY TO VOTE FOR THE APPROVAL OF THE ASSET SALE AND TO VOTE FOR THE APPROVAL OF THE PLAN.

In accordance with Section 2-507 of the MGCL, shareholders may authorize the persons named as proxies to vote their shares by telephone or via the Internet.

Quorum. A quorum is constituted with respect to the Company by the presence in person or by proxy of the holders of more than 50% of the outstanding shares entitled to vote. For purposes of determining the presence of a quorum, abstentions and broker “non-votes” (that is, proxies from brokers or nominees indicating that such persons have not received instructions from the beneficial owners or other persons entitled to vote shares on a particular matter with respect to which the brokers or nominees do not have discretionary power) will be treated as shares that are present at the Special Meeting but that have not been voted. Because each of the proposals requires the affirmative vote of two-thirds of the Company’s outstanding shares, abstentions and broker “non-votes” have the effect of a vote against a proposal.

In the event that a quorum is not present at the Special Meeting (or at any adjournment thereof) or in the event that a quorum is present at the Special Meeting but sufficient votes to approve any of the proposals are not received, the persons named as proxies, or their substitutes, may propose and vote for one or more adjournments of the Special Meeting to permit the further solicitation of proxies. Any such adjournment will require the affirmative vote of a majority of those shares that are represented at the Special Meeting in person or by proxy. If a quorum is not present, all proxies will be voted in favor of adjournment. However, if a quorum is present at the Special Meeting but it appears that one or more proposals may not receive shareholder approval, the persons named as proxies may propose an adjournment of the Special Meeting.

For an adjournment to occur, sufficient votes to adjourn must be voted in favor of adjournment. The persons named as proxies will vote the following shares in favor of adjournment:

•	all shares for which they are entitled to vote in favor of (i.e., “FOR”) any of the proposals that will be considered at the adjourned meeting; and

•	abstentions and broker “non-votes”.

The persons named as proxies will vote the following shares against adjournment:

•	all shares for which they must vote “AGAINST” all proposals that will be considered at an adjourned meeting.

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A shareholder vote may be taken with respect to the Company on any (but not all) of the proposals prior to any such adjournment as to which sufficient votes have been received for approval.

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth, as of the Record Date, the beneficial ownership of each current director, the Company’s executive officers, and the executive officers and directors as a group.

Based upon a review of Schedule 13G filings submitted to the SEC, as of the Record Date no person has reported beneficially owning an amount of shares of the Company’s common stock equal to 5% or more of the Company’s total outstanding shares of common stock as of the Record Date.

Unless otherwise indicated, the Company believes that each beneficial owner set forth in the table has sole voting and investment power.

Name and Address of Beneficial Owner(1)	Number of Shares Owned Beneficially(2)	Percentage of Class(3)
Interested Directors

Edward M. Casal	25	*

Independent Directors

Stanley Perla	None	None

Cydney Donnell	None	None

Leland Speed	None	None

Executive Officers

Russell H. Bates	25	*

Executive Officers and Directors as a Group	50	*

*  Represents less than one percent.

(1)  The business address for each executive officer and director of the Company is 1177 Avenue of the Americas, 44th Floor, New York, NY 10036.

(2)  Beneficial ownership has been determined in accordance with Rule 13d-3 under the Securities Exchange Act of 1934.

(3)  Based on a total of 40,275 shares of the Company’s common stock issued and outstanding as of the Record Date.

Any such notice of revocation should be provided in writing, signed by the shareholder in the same manner as the proxy being revoked and delivered to the Company’s proxy tabulator.

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SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Under the federal securities laws, the Company’s directors and executive officers and any persons holding more than 10% of the Company’s outstanding shares are required to report their ownership of the Company’s shares and any changes in ownership of the Company’s shares to the Company and the Securities and Exchange Commission. To the best of the Company’s knowledge, these filings have all been satisfied by the Company’s directors and executive officers.

Information About the Company

The Company’s principal business address is 1177 Avenue of the Americas, 44th Floor, New York, NY 10036. The Adviser’s principal business address is 225 W. Wacker Drive, Suite 2250, Chicago, IL. The Company is also a party to an Administration Agreement with SEI Investments Global Funds Services (the "Administrator"). The Administrator's principal business address is One Freedom Valley Drive, Oaks, Pennsylvania 19456.

Copies of the Company’s most recent annual report, as filed with the Securities and Exchange Commission ("SEC") on Form N-CSR, are available without charge upon writing to the Company at the address above or by calling (212) 380-5500. These reports are also available on the SEC's website at www.sec.gov.

OTHER BUSINESS

The Board knows of no other business to be presented for action at the Special Meeting. If any matters do come before the Special Meeting on which action can properly be taken, it is intended that the proxies shall vote in accordance with the judgment of the person or persons exercising the authority conferred by the proxy at the Special Meeting. The submission of a proposal does not guarantee its inclusion in the Company's proxy statement or presentation at the Special Meeting unless certain securities law requirements are met.

SUBMISSION OF SHAREHOLDER PROPOSALS

The Company has not received any shareholder proposals to be considered for presentation at the Special Meeting. Under the proxy rules of the SEC, shareholder proposals may, under certain conditions, be included in the Company's proxy statement and proxy for a particular meeting. Under these rules, proposals submitted for inclusion in the Company's proxy materials must be received by the Company within a reasonable time before the solicitation is made. You should be aware that annual meetings of shareholders are not required as long as there is no particular requirement under the 1940 Act which must be met by convening such a shareholder meeting. The submission of a proposal does not guarantee its inclusion in the Company's proxy statement or presentation at the Special Meeting. Any shareholder proposal should be sent to Edward M. Casal, Madison Harbor Balanced Strategies, Inc., c/o Aviva Investors, 1177 Avenue of the Americas, 44th Floor, New York, New York 10036.

You are cordially invited to attend the Special Meeting of Shareholders in person. Whether or not you plan to attend the Special Meeting, you are requested to complete, date, sign and promptly return the accompanying proxy card in the enclosed postage-paid envelope.

By Order of the Board of Directors,

Russell H. Bates
Secretary

New York, New York
[    ], 2016

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PRIVACY POLICY

This privacy statement is issued by Madison Harbor Balanced Strategies, Inc. We consider privacy to be fundamental to our client relationships and adhere to the policies and practices described below to protect current and former clients’ nonpublic personal information.

We do not disclose nonpublic personal information about our clients or former clients to third parties other than as described in this notice. We never sell client lists or individual client information. Internal policies and procedures are in place to protect confidentiality, while allowing client needs to be served. Only individuals who need to do so in carrying out their job responsibilities may access client information. We maintain physical, electronic and procedural safeguards that comply with federal and state standards to protect confidentiality. These safeguards extend to all forms of interaction with us, including the Internet.

In the normal course of business, clients give us nonpublic personal information on applications and other forms, and through transactions with us or our affiliates. We collect information about our clients (such as name, address, birth date, social security number, educational and professional background, assets and income) and their transactions with us (such as investments, performance and account balances). To be able to serve our clients, the information we collect is shared with our affiliates and to third parties that perform various services for us, such as transfer agents, lawyers, accountants, custodians and broker-dealers. This includes identification information (e.g., name and address), transaction and experience information (e.g., account balance), and other information necessary to accomplish customer transactions. In addition, the information we collect may be shared with affiliates, with financial institutions with which we have joint marketing agreements, or with other parties as permitted or required by law. Depending on where you live, state or local law may provide you with additional protections and may require that we send you additional notices. If any law requires that we obtain permission before we share your information, we will do so. Finally, we may be required by domestic or foreign laws to disclose certain information about our clients to tax or other authorities.

Any organization receiving client information may only use it for the purpose designated by Madison Harbor Balanced Strategies, Inc. or its affiliates.

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APPENDIX A

AGREEMENT OF PURCHASE AND SALE

BY AND BETWEEN

LANDMARK REAL ESTATE PARTNERS VII PV II, L.P.

AND

Landmark Real Estate Partners VII PV III, L.P.

AS BUYERS

AND

MADISON HARBOR BALANCED STRATEGIES, INC.

AS SELLER

DATED AS OF SEPTEMBER 19, 2016

A-1

AGREEMENT OF PURCHASE AND SALE

This Agreement of Purchase and Sale, dated as of September 19, 2016 (this “Purchase Agreement”), is between Landmark Real Estate Partners VII PV III, L.P., a Delaware limited partnership, and Landmark Real Estate Partners VII PV III, L.P., a Delaware limited partnership (each, a “Buyer” and collectively, “Buyers”) and Madison Harbor Balanced Strategies, Inc., a Maryland corporation (“Seller”).

WITNESSETH:

WHEREAS, Seller owns the Portfolio Property (as hereinafter defined); and

WHEREAS, Buyers desires to purchase from Seller, and Seller desires to sell to Buyers, the Portfolio Property, upon the terms and subject to the conditions set forth in this Purchase Agreement;

WHEREAS, the sale of the Portfolio Property constitutes a sale of substantially all of the assets of Seller requiring approval of the sale by the board of directors of Seller (the “Seller Board”) and the shareholders of Seller (the “Seller Shareholders”);

WHEREAS, following the Final Closing and termination of the Indemnification Period (as defined herein), the Seller intends to commence the process of dissolution and liquidation of Seller (the “Dissolution”);

WHEREAS, the Seller Board has reviewed this Purchase Agreement, deemed it advisable and in the best interests of Seller and the Seller Shareholders, approved the execution hereof and directed that this Purchase Agreement and the transactions contemplated hereby, including the Dissolution (collectively, the “Contemplated Transactions”) be submitted to the Seller Shareholders for their review and approval at the Special Meeting (as defined below) (the “Shareholder Approval”) in accordance with the General Corporation Law of the State of Maryland (the “MGCL”);

NOW THEREFORE, in consideration of the mutual agreements, covenants, representations and warranties contained in this Purchase Agreement, Buyers and Seller agree as follows:

1.	Definitions.

For purposes of this Purchase Agreement, the following terms shall have the meanings set forth below:

(a)          “1933 Act” shall mean the Securities Act of 1933, as amended.

(b)          “1934 Act” means the Securities Exchange Act of 1934, as amended.

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(c)          “Additional Buyers’ Documents” shall mean, with respect to each Buyer, the documents and instruments executed and delivered by such Buyer to a Manager or Partnership pursuant to this Purchase Agreement.

(d)          “Additional Seller’s Documents” shall mean the documents and instruments executed and delivered by Seller to a Manager or Partnership pursuant to this Purchase Agreement.

(e)          “Allocated Portion” shall mean, with respect to each Buyer and each Interest, the percentage set forth next to such Buyer’s name on Schedule VII hereto for such Interest.

(f)          “Approvals” shall mean (i) the Shareholder Approval, (ii) all notices, legal opinions, consents (including all Relevant Manager’s Consents), amendments, waivers and modifications required pursuant to the terms of any of the Portfolio Property Agreements or such other documents in order to permit the Contemplated Transactions, and (iii) any consents and approvals required to be obtained from any court, governmental agency, creditor or any other person or entity in order to permit the Contemplated Transactions.

(g)          “Business Day” shall mean a day other than a Saturday, Sunday or public holiday in New York City, NY.

(h)          “Capital Commitment” shall mean with respect to Seller and each Partnership, the aggregate amount that Seller has committed to contribute to such Partnership.

(i)          A “Closing” shall mean the event at which Buyer shall acquire the Portfolio Property and pay the Purchase Price to Seller pursuant to the allocations set forth in Schedule I on the Closing Date for the applicable Portfolio Property; and the “Final Closing” shall refer to the Closing at which the last Portfolio Property to be transferred under this Purchase Agreement has been transferred.

(j)          A “Closing Date” shall mean such date or dates as may be mutually agreed to by each of Seller and Buyers promptly after satisfaction or waiver of all conditions as set forth in Sections 8 and 9, and the “Final Closing Date” shall refer to the date at which the last Portfolio Property to be transferred under this Purchase Agreement is transferred, but which shall be no later than December 31, 2016 (the “Final Closing Deadline”), unless a Manager has indicated that it will only provide its approval for a transfer of Interest in 2017, in which case the Final Closing Deadline shall be January 3, 2017.

(k)          “Code” means the Internal Revenue of Code of 1986, as amended.

(l)          “Cut-Off Date” shall mean December 31, 2015.

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(m)          “Distributions” shall mean, without duplication, (i) all proceeds from the sale, assignment, transfer, conversion, exchange, redemption, exercise, repayment, waiver, release, compromise, settlement or satisfaction of the Interests after, and not including, the Cut-Off Date and prior to the applicable Closing Date and, (ii) all distributions, dividends, interest and payments of cash, securities or other property paid or made, or deemed paid or made, with respect to or in connection with the Interests. The value of all “in-kind” payments, dividends or other distributions received by Seller from the Partnerships shall be the value assigned thereto by the respective Manager pursuant to the terms of the respective Portfolio Property Agreement. For purposes of this definition, the amount of Distributions shall include any tax or other withholdings thereon, including withholdings in respect of taxes previously paid by a Partnership and reductions in Distributions attributable to prior tax distributions or advances made by a Partnership, regardless of whether such withholdings are accompanied by a cash distribution by the Partnership.

(n)          “Excluded Interests” shall mean the Interests (or any portion thereof): (i) with respect to which Seller is unable to obtain the necessary Approvals prior to the applicable Closing Date for the sale, assignment and transfer to Buyer of such Interests as contemplated by this Purchase Agreement; (ii) that Seller and Buyers have mutually agreed to exclude from the transactions contemplated by this Purchase Agreement; or (iii) which have been purchased by a third party pursuant to a right of first refusal or similar right pursuant to any Portfolio Property Agreement or in accordance with any Portfolio Contractual Right.

(o)          “Excluded Obligations” shall have the meaning set forth in Section 3(d).

(p)          “Funded Capital Commitment” shall mean with respect to Seller and each Partnership, the amount of Seller’s Remaining Capital Commitment to such Partnership that has been paid or deemed paid by Seller after, and not including, the Cut-Off Date and prior to the applicable Closing Date.

(q)          “Interests” shall mean the equity interests in the Partnerships owned by Seller and set forth on Schedule I, including any interests owned by Seller in any alternative investment vehicles and similar investment entities established by a Manager (or affiliate of such Manager) of any of the Partnerships for the purpose of making an investment pursuant to a Portfolio Property Agreement in lieu of such Partnership, as set forth in Schedule IV.

(r)          “Investment Lien” shall mean any Lien pertaining to the sale, assignment, disposition or transfer of the Interests (including any consents or approvals of transfers, rights of first refusal and similar rights), in each case, arising under any Portfolio Property Agreement.

(s)          “Lien” shall mean any lien, pledge, mortgage, claim, security interest, encumbrance, charge and/or similar restriction.

(t)          “Manager” shall mean with respect to each Partnership organized as a limited partnership, the general partner(s) of such Partnership and with respect to each Partnership organized as a limited liability company, the manager(s) or managing member(s), as the case may be, of such Partnership.

(u)          “NAV” shall mean, with respect to Seller and each Partnership, the net asset value of such Partnership attributable to Seller’s Interest in such Partnership, as of the Cut-Off Date.

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(v)         “Partnerships” shall mean the issuers of the Interests as set forth on Schedule I. For purposes of clarification, Partnership also includes any issuer organized as a limited liability company.

(w)          “Portfolio Contractual Right” shall mean with respect to Seller, any contractual right of Seller under any of the Portfolio Property Agreements (or otherwise) relating to an Interest, to the extent Seller has such rights.

(x)          “Portfolio Property” shall mean all of the Interests and Portfolio Property Agreements, including all of the Portfolio Contractual Rights.

(y)          “Portfolio Property Agreement” shall mean any agreement, instrument and document that governs or regulates the terms of Seller’s ownership in the Portfolio Property, including subscription agreements, partnership agreements, limited liability company agreements, side letters, and other similar agreements, in each case, as amended, modified or supplemented and in effect, but excluding any agreement between Seller and its consultants, agents and employees.

(z)          “Purchase Price” shall have the meaning set forth in Section 4(a).

(aa)         “Relevant Manager’s Consent” shall mean with respect to each Buyer and the applicable Interest, the consent in writing of the relevant Manager to (and any other action required to be taken by such Manager under the terms of the applicable Portfolio Property Agreement in respect of):

(i)          the transfer of the applicable Interest to such Buyer; and

(ii)         the admission of such Buyer as an investor (as a limited partner or member, as applicable) in the relevant Partnership, in accordance with the terms of the applicable Portfolio Property Agreement;

(bb)         “Remaining Capital Commitment” shall mean with respect to Seller and each Partnership, the amount of Seller’s Capital Commitment to such Partnership that remains subject to contribution by Seller to such Partnership as of the Cut-Off Date.

(cc)         “Seller Disclosure Schedule” means the disclosure schedule dated the date hereof delivered by Seller to Buyers, which disclosure schedule sets forth certain exceptions to, or lists items required by, the representations and warranties of Seller set forth in Section 5 of this Purchase Agreement.

(dd)         “Transfer Expenses” shall mean all sales (including bulk sales), use, transfer (including real property transfers or gains), filing, recording, ad valorem, privilege, documentary gains, gross receipts, registration, conveyance, excise, license, stamp, duties or similar taxes or fees (other than any fees and expenses of a Manager or a Partnership which shall be governed by Section 15(a)), together with any interest, additions or penalties with respect thereto and any interest in respect of such additions or penalties provided, however, that for avoidance of doubt, Transfer Expenses shall not include any (i) income or franchise taxes or (ii) any amounts required to be withheld under the Code or any other applicable tax law.

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2.           Sale and Purchase of the Portfolio Property.

Subject to the terms and conditions of this Purchase Agreement, and in reliance on the representations, warranties and agreements set forth in this Purchase Agreement, at each Closing, (i) Seller shall sell, assign, transfer and deliver to each Buyer, and each Buyer shall purchase and acquire from Seller, such Buyer’s Allocated Portion of Seller’s aggregate right, title and interest in and to the Interests as set forth on Schedule I and Schedule VI hereto transferred at such Closing, and (ii) each Buyer agrees to assume and perform from and after such Closing all liabilities and obligations of Seller under the related Portfolio Property Agreements with respect to the portion of such Interest acquired by such Buyer at such Closing, other than the Excluded Obligations. The Portfolio Property to be sold, assigned and transferred by Seller and purchased by Buyers is set forth on Schedule I hereto. For purposes of clarification, the Portfolio Property to be sold, assigned and transferred hereunder also includes Seller’s interests in any alternative investment vehicles and similar investment entities established by a Manager pursuant to a Portfolio Property Agreement to make an investment in lieu of an issuer set forth on Schedule IV, which shall be allocated to Buyers in accordance with Schedule VII. At any time following the date hereof, upon becoming an Excluded Interest, an Interest shall be deemed removed from Schedule I hereto, and shall no longer be subject to the sale and purchase contemplated hereby.

3.           Closings.

(a)          Each Closing will take place on a Closing Date by exchange of executed documents in such manner and at such place as Buyers and Seller may agree. If any condition in Section 8 or 9 is not satisfied in any respect or is not duly waived at such Closing, the party whose obligations are subject to such condition may extend the Closing Date but not past the Final Closing Deadline (during such extension the other party shall use all reasonable efforts to cause all such conditions to be satisfied in all respects). Once all conditions are satisfied or are duly waived for the Closing of an Interest, such Closing shall be consummated. Buyers and Seller agree that the purchase and sale of Portfolio Property contemplated by this Purchase Agreement are intended to take place in a single Closing as soon as practicable following November 18, 2016, but agree to have two Closings (one in 2016 and one in 2017) to the extent necessary to accommodate any Manager-imposed restrictions on the timing of a Closing.

(b)          At each Closing, each Buyer shall deliver to Seller (i) their applicable portion of the Purchase Price relating to the Interests being transferred at such Closing, subject to adjustment in accordance with Section 4 and as allocated to each Buyer on Schedule VII hereto, (ii) the certificates and other documents referred to in Section 8 to be delivered by Buyer as a condition to the consummation of the transactions contemplated under this Purchase Agreement, and (iii) if not theretofore delivered, all other instruments and documents required by the Partnerships to be delivered by each Buyer as a condition to the consummation of the Contemplated Transactions.

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(c)          At each Closing, Seller shall deliver or cause to be delivered to each applicable Buyer (i) all applicable executed assignment and assumption agreements pursuant to which Seller shall convey the Interests it is transferring to such Buyer, free and clear of all Liens, other than Investment Liens pertaining to Buyer and restrictions under applicable securities laws, (ii) all of the applicable Portfolio Property Agreements and other documents that constitute a part of such Interests to be transferred at such Closing, which have not previously been delivered to such Buyer, and (iii) the Approvals, certificates and other documents referred to in Section 9 to be delivered by Seller as a condition to the consummation of the transactions contemplated under this Purchase Agreement.

(d)          Pursuant to the terms and conditions of this Purchase Agreement, and pursuant to the applicable assignment and assumption agreements, at each Closing, each Buyer shall assume its Allocated Portion of the obligations and liabilities of Seller with respect to the applicable Interests arising from and after the applicable Closing Date arising under the applicable Portfolio Property Agreements relating to the applicable Portfolio Property purchased by such Buyer pursuant to this Purchase Agreement at such Closing. Notwithstanding the preceding sentence, Seller shall remain responsible for obligations or liabilities with respect to such transferred Interests, (i) arising from the breach by Seller of its representations, warranties, covenants, agreements or indemnities made by it under the applicable Portfolio Property Agreements, (ii) which arise, accrue, relate or are otherwise attributable to the period prior to the applicable Closing Date and result from acts or omissions of Seller, (iii) Seller’s pro-rata share of any liabilities of a Partnership which arise, accrue, relate or are otherwise attributable to the disposition, refinancing or recapitalization of a portfolio investment by such Partnership prior to the Cut-Off Date, regardless of whether such liability is satisfied by recall of previously made distributions, capital call, deduction for any Seller’s or any Buyer’s capital account, or set-off against any subsequent distribution, or otherwise, (iv) Seller’s pro-rata share of any obligation to disgorge, in whole or in part, or otherwise reimburse or pay to the Partnership or any other person any distributions received with respect to the Interest prior to the Cut-Off Date (other than distributions which are recalled for purposes of making new investments or paying the ordinary operating expenses of the Partnership incurred after the Cut-Off Date), whether such return shall be effected by repayment, capital call, or by deduction for any Seller’s or any Buyer’s capital account, or set-off against any subsequent distribution, or otherwise, (v) any tax liabilities of Seller related to the Interests arising out of, or attributable to, events occurring prior to the applicable the Closing Date, or (vi) any liabilities or obligations relating to any Excluded Interest (each of (i) to (vi) an “Excluded Obligation”, all together “Excluded Obligations”). For avoidance of doubt, no Buyer shall assume or otherwise be liable for any income taxes that are imposed on Seller as a result of the disposition of the Interests or as a result of Seller's jurisdiction of organization or residence. For purposes of this Section 3(d), the amount of distributions shall include any tax or other withholdings thereon, including withholdings in respect of taxes previously paid by a Partnership and reductions in distributions attributable to prior tax distributions or advances made by a Partnership.

(e)          Each Buyer acknowledges that certain rights under certain of the Portfolio Property Agreements (including but not limited to certain Portfolio Contractual Rights) may be unique to Seller and that the grant to such Buyer of such rights by the Manager of the applicable Partnership in connection with such Buyer’s purchase of an Interest pursuant to this Purchase Agreement and admission to such Partnership as substitute limited partner shall be subject to the consent of the applicable Manager or Partnership.

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4.           Purchase Price.

(a)          The aggregate purchase price, subject to adjustment as provided in this Subsection (a), shall be $12,543,313 for all of the Interests (the “Purchase Price”), which amount shall be adjusted with respect to each such Interest (other than, in each case, any Excluded Interest) as follows: (i) the portion of the Purchase Price with respect to each Interest shall be increased by an aggregate amount equal to the sum of all Funded Capital Commitments to the relevant Partnership relating to such Interest, (ii) the portion of the Purchase Price with respect to each Interest shall be reduced by an aggregate amount equal to the sum of all Distributions made by the relevant Partnership relating to such Interest and received by Seller that owned such Interest in each case after the Cut-Off Date but on or prior to the applicable Closing Date and (iii) if any Interest becomes an Excluded Interest, the portion of the Purchase Price with respect to such Excluded Interest shall be reduced by the amount set forth opposite the name of the relevant Partnership relating to such Excluded Interest on Schedule I under the heading “Interest Price” (and any adjustments to the Purchase Price contemplated by the first sentence of this Section 4(a) with respect to such Excluded Interest shall be reversed). For purposes of clarification, in the event that part of an Interest becomes an Excluded Interest, then the portion of the Purchase Price with respect to such Excluded Interest shall be reduced by the proportionate share (based on the portion of such Interest that is so excluded) of the amount set forth opposite the name of the relevant Partnership relating to such Excluded Interest on Schedule I under the heading “Interest Price” (and any adjustments to the Purchase Price contemplated by the first sentence of this Section 4(a) with respect to the portion of such Interest that is an Excluded Interest shall be reversed).

(b)          On any Closing Date on which an Interest is transferred hereunder, each Buyer shall pay Seller an amount equal to such Buyer’s Allocated Portion of the Purchase Price payable (as adjusted in accordance with this Section 4) with respect to the Interests being transferred by Seller to such Buyer on such Closing Date. Such payments shall be made by wire transfer of immediately available funds to Seller’s account designated on Schedule II.

(c)          Assuming that there are no Excluded Interests, Buyers and Seller agree to allocate the Purchase Price among the Interests for tax purposes as set forth on Schedule VI hereto. In the event that any Interest becomes an Excluded Interest, Buyers and Seller will mutually and in good-faith amend Schedule VI following the Final Closing to reflect such Excluded Interest no longer being part of the Contemplated Transactions.

5.           Representations and Warranties of Seller.

Subject to any matters specifically disclosed in the Seller Disclosure Letter, Seller hereby represents and warrants to each Buyer, as of the date of this Purchase Agreement and as of each Closing Date, as follows:

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(a)          Authorization. Seller is a corporation existing in good standing under the laws of the State of Maryland. Seller has the requisite power and authority to enter into, execute and deliver this Purchase Agreement and each of the Additional Seller’s Documents to which it is a party and, subject to receipt of the Shareholder Approval, to perform all of the obligations to be performed by it hereunder and thereunder. The Seller Board has determined unanimously that this Purchase Agreement and the Contemplated Transactions are advisable and in the best interests of Seller and the Seller Shareholders, has approved the execution and delivery of this Purchase Agreement and, subject to receipt of the Shareholder Approval, the consummation of the Contemplated Transactions, and has directed that this Purchase Agreement and the Contemplated Transactions be submitted to the Seller Shareholders for approval and adoption at a meeting of Seller Shareholders to be called and held in accordance with Section 7(a) (the “Shareholder Meeting”), together with the recommendation of Seller Board that the Seller Shareholders approve and adopt this Purchase Agreement and the Contemplated Transactions (the “Board Recommendation”). This Purchase Agreement and the Contemplated Transactions have been, and each of the Additional Seller’s Documents to which it is a party will at the applicable Closing, be duly authorized, executed and delivered by it, and this Purchase Agreement constitutes, and each of the Additional Seller’s Documents to which it will be a party will constitute, at the applicable Closing, the valid and binding obligation of Seller, enforceable against it in accordance with its respective terms, subject to applicable bankruptcy, insolvency, reorganization and moratorium laws and other laws or general application affecting enforcement of creditors’ rights generally.

(b)          Title to Interest. Seller is a limited partner, member or shareholder, as applicable, in each Partnership and owns all right, title and interests (legal and beneficial) in and to the Portfolio Property (as set forth on Schedule I) as of the date hereof and as to each such Interest to be transferred to such Buyer at an applicable Closing as of the applicable Closing Date of such Closing, free and clear of all Liens other than Investment Liens and restrictions under applicable securities laws. Upon delivery of the applicable Interests to Buyer and payment to Seller of the applicable portion of the Purchase Price for such Interests, such Buyer will acquire good and marketable title to such Interests, free and clear of all Liens other than Investment Liens and restrictions under applicable securities laws. Except for a portion of the Interest in Harrison Street Real Estate Partners I, LP, Seller acquired each Interest through a primary issuance of such Interest by the corresponding Partnership (as opposed to through an acquisition of such Interest through a secondary market transaction or other transfer by a third-party).

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(c)          No Conflicts. Except for (1) the filing with the Securities and Exchange Commission (the “SEC”) of a Proxy Statement in definitive form relating to the Shareholder Meeting (the “Proxy Statement”), and review and clearance of the Proxy Statement by the staff of the SEC, (2) receipt of the Shareholder Approval, (3) the filing of the Articles of Transfer with Maryland State Department of Assessments and Taxation (“MDAT”), or (4) as set forth on Section 5(c) of the Seller Disclosure Schedule, neither the execution and delivery of this Purchase Agreement or the Additional Seller’s Documents to which it is a party nor the performance or consummation of the Contemplated Transactions or of transactions contemplated by the Additional Seller Documents by Seller will conflict with, result in the breach of, constitute a default under or accelerate performance provided by the terms of: (i) any law, rule or regulation of any government or governmental or regulatory agency to which Seller is subject; (ii) any judgment, order writ, decree, permit or license of any court or governmental or regulatory agency to which Seller may be subject; (iii) any contract, agreement, commitment or instrument to which Seller is a party or by which any of its assets is bound; or (iv) Seller’s constituent documents or other governing instruments (or constitute an event which, with the passage of time or action by a third party, would result in any of the foregoing). Except as set forth in clause (1), (2) and (3) above, the execution and delivery of this Purchase Agreement by Seller and the performance and consummation of the Contemplated Transactions or of transactions contemplated by the Additional Seller Documents by Seller do not require any registration, filing, qualification, consent or approval under any such law, rule, regulation, judgment, order, writ, decree, permit or license to which Seller may be subject. Neither the execution and delivery of this Purchase Agreement nor the Additional Seller’s Documents to which it is a party nor the performance or consummation by Seller of the Contemplated Transactions or of transactions contemplated by the Additional Seller Documents by Seller will result in the creation of any Lien (other than an Investment Lien) upon any of the Portfolio Property relating to the Interests owned by Seller.

(d)           Agreements and Commitments.

(i)          Seller has furnished to Buyers, true and correct copies of all Portfolio Property Agreements and all material correspondence received by Seller from the Partnerships or the Managers within one year of the date of this Purchase Agreement. Seller will use commercially reasonable efforts to assist each Buyer in obtaining any additional documents relating to such Interests that such Buyer reasonably requests prior to the applicable Closing Date for such Interests. Other than (A) the limited partnership agreements or limited liability company agreements of applicable Partnerships, (B) any amendments to such agreements, (C) the subscription documents and side letters (as applicable) relating to the purchase of such Interests and (D) any documents specifically referenced in the documents listed in clauses (A) – (C), Seller has not entered into any other agreements with respect to Seller’s Interest in any Partnership that affect such Interest in a material manner.

(ii)         Subject to any applicable grace periods, (A) Seller has contributed to the capital of the Partnerships in which Seller holds an Interest all amounts which it was required to contribute pursuant to the terms of the applicable Portfolio Property Agreements to the extent it received written notice of such capital contribution from the applicable Partnership and (B) Seller has paid all management fees due and payable and all other fees and expenses due and payable by it pursuant to the terms of the relevant Portfolio Agreements to the extent it received written notice of such management fees and other fees and expenses. Seller has not made any voluntary capital contributions (to the extent it has received written notice of an opportunity to make any such voluntary capital contributions) or commitments to the Partnership in which it owns an Interest nor have any been made on behalf of it.

(iii)        Seller has provided Buyers with copies of all capital call notices and distribution notices received by Seller from the Partnerships after the Cut-Off Date.

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(iv)        Seller (A) has not received written notice from any Manager that it is required to return any distributions or portions of distributions previously received by it from any of the Partnerships in which Seller holds an Interest, and (B) is not in default, nor, is there, to Seller’s knowledge (with reasonable inquiry and inspection), any reasonable basis for any valid claim of default under any applicable Portfolio Property Agreement made or obligation owed by it with respect to any of such Partnerships.

(e)          Litigation. There is no action, suit, claim, proceeding, arbitration, governmental inquiry or investigation pending or, to Seller’s knowledge, threatened against Seller, at law or in equity, before or by any governmental or regulatory department, commission, board, bureau, agency or instrumentality, domestic or foreign, which, if adversely determined, would question the validity of, or prevent the consummation of, the transactions contemplated by this Purchase Agreement or materially and adversely affect the Interests being transferred by Seller pursuant to this Purchase Agreement. There is no action or suit by Seller pending or threatened against any other person or entity relating to the Partnerships or the Interests owned by Seller.

(f)          Brokers. Seller has not, directly, or indirectly, dealt with anyone acting in the capacity of a finder or broker, nor has Seller incurred any obligations for any finder’s or broker’s fee or commission, in connection with the Contemplated Transactions.

(g)          Lists of Distributions, Commitments, etc. Schedule III (which may be updated by Seller with respect to Distributions and Funded Capital Contributions prior to the Closing for an Interest) contains true and accurate lists of: (i) the date and value of all Distributions; (ii) all Funded Capital Commitments, showing the date and amount of each payment; (iii) to the best of Seller’s knowledge, based upon information provided by the Managers of the Partnerships, the NAV in each applicable Partnership attributable to the Interests; and (iv) the amount of the Capital Commitment and Remaining Capital Commitment of Seller to each Partnership. To the knowledge of Seller, no other person, except as set forth in the Portfolio Property Agreements, has any options, calls, warrants, commitments or rights of any character whatsoever to acquire an interest in any Partnership that would reduce Seller’s percentage ownership in such Partnership.

(h)          Certain Conduct. Since the Cut-Off Date, Seller has not: (i) sold, assigned, transferred, delivered or otherwise disposed of any of the Portfolio Property subject to this Purchase Agreement; (ii) converted, exchanged or redeemed any of the Interests subject to this Purchase Agreement; (iii) forgiven, released or compromised any indebtedness owed to it by any Partnership other than upon full payment thereof or demanded payment of any indebtedness owed to it by any such Partnership; (iv) without such Buyer’s knowledge and prior written consent, amended, canceled or terminated any Portfolio Property Agreement to which Seller is a party or entered into any new Portfolio Property Agreement not disclosed to such Buyer; (v) to Seller's knowledge, waived, amended, canceled or terminated any of the Portfolio Contractual Rights applicable to Seller; (vi) created or, to Seller’s knowledge, permitted to exist any Lien on any of the portion Portfolio Property subject to this Purchase Agreement, other than Investment Liens and applicable securities laws restrictions; or (vii) to Seller’s knowledge, taken any action or (upon written notice from any Partnership in which it owns an Interest) failed to take any action that would cause Seller to incur a penalty or other specified consequence under any of the Portfolio Property Agreements to which it is party; or (viii) agreed to do any of the foregoing.

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(i)          Financial Statements; No Change. Seller has not been informed in writing by any Manager that the information set forth in any of the most recent financial statements that have been delivered to Seller by a Partnership, was not true and correct as of the date thereof.

(j)          Opt-Outs; Exclusions. Seller has not opted out or been excluded, voluntarily or involuntarily, from any investments of the Partnerships.

(k)          No Management of the Partnerships; Compliance with Laws. Seller has not participated in the management of Partnership business within the meaning of any provision of any law applicable to the Partnership or Seller otherwise than through the exercise of its rights as a limited partner under a Portfolio Property Agreement.

(l)          Compliance with Laws; ERISA. Seller’s ownership of the Interests has been conducted in accordance with all applicable laws, rules, regulations and other requirements of all Persons, authorities or agencies having jurisdiction over Seller. Seller is not, nor is Seller acting on behalf of or with assets of, an “employee benefit plan” as defined in Section 3(3) of Employee Retirement Income Security Act of 1974, as amended (“ERISA”) that is subject to Title I of ERISA, or a “plan” within the meaning of and subject to Section 4975 of the Code, or a governmental plan or other plan that is subject to any applicable law or regulation that is substantially similar to the fiduciary responsibility or prohibited transaction provisions of ERISA or Section 4975 of the Code, or an entity whose assets are treated as assets of any such employee benefit plan or plan.

(m)          Acknowledgement. Seller acknowledges that no Buyer has given Seller any investment advice and that the Purchase Price may be more or less than a third party might determine to be the fair market value of the Interests. Seller has evaluated the merits and risks of selling the Interests on the terms set forth in this Purchase Agreement on its own and without reliance upon any Buyer (other than with respect to Buyers’ representations, warranties and covenants set forth herein). Seller has such knowledge and experience in financial and business matters and in making investments of this type that it is capable of evaluating the merits and risks of such sale on the terms set forth in this Purchase Agreement. Seller has had access to such information regarding the business and finances of the Partnerships and such other matters with respect to the Partnerships and the Interests as a reasonable person would consider in evaluating the transactions contemplated hereby, including, in particular, all information necessary to determine the fair market value of the Interest.

(n)          Imperfect Information. Seller acknowledges that Buyers may be in possession of material, nonpublic information relating to the Interests and, in that event, will not disclose such information to Seller. Seller further acknowledges that it is prepared to sell each Interest to Buyers on the foregoing basis and thereby waives any right to rescind or invalidate the sale of any Interest to Buyers or to seek any damages or other remuneration from Buyers based on the possession of any material, non-public information by Buyers or the lack of possession of any such material, non-public information by Seller.

(o)          AIVs. Except as otherwise set forth on Schedule IV, there are no alternative investment vehicles related to any of the Partnerships through which Seller holds any portion of the Interest.

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(p)          Tax-Status of Partnerships. Except as otherwise set forth on Schedule V, to the Seller’s knowledge, none of the Partnerships has affirmatively elected to be taxed as a corporation for U.S. federal income tax purposes.

(q)          Source of Funds. Neither Seller nor any of its beneficial owners appears on the Specifically Designated Nationals and Blocked Persons List of the Office of Foreign Assets Control of the United States Department of the Treasury (“OFAC”), nor, to Seller’s knowledge, is Seller or any of its beneficial owners otherwise a party with which a Buyer or a Partnership is prohibited from dealing under the laws of the United States. Seller further represents and warrants that the monies used to fund the investment in the Interests are, to the knowledge of Seller, not derived from, invested for the benefit of, or related in any way to, the governments of, or persons within, any country (i) under a U.S. embargo enforced by OFAC, (ii) that has been designed as a “non-cooperative country or territory” by the Financial Action Task Force on Money Laundering, or (iii) that has been designed by the U.S. Secretary of the Treasury as a “primary money laundering concern.” Seller further represents and warrants that Seller, to the extent required by applicable federal U.S. law, (i) has conducted due diligence with respect to all of its beneficial owners, (ii) to its knowledge has established the identities of beneficial owners, and (iii) will retain evidence of any such identities and any such due diligence. Seller further represents and warrants that Seller does not know or have any reason to suspect that (i) the monies used to fund Seller’s investment in the Interests have been or will be derived from or related to any illegal activities, including but not limited to, money laundering activities, and (ii) the proceeds from such Seller’s investment in the Interests will be used to finance any illegal activities.

6.           Representations and Warranties of Buyers.

Each Buyer hereby represents and warrants to Seller with respect to itself (and not with respect to any other Buyer), severally (and not jointly and severally), as of the date of this Purchase Agreement and as of each Closing Date, as follows:

(a)          Authorization. Such Buyer is an entity duly organized and validly existing in good standing under the laws of its jurisdiction of organization. Such Buyer has the requisite power and authority to enter into, execute and deliver this Purchase Agreement and each of the Additional Buyers’ Documents to which it is a party and to perform all of the obligations to be performed by it hereunder and thereunder. This Purchase Agreement and the Contemplated Transactions have been, and each of the Additional Buyers’ Documents to which it will be a party will have been at the applicable Closing, duly authorized, executed and delivered by it, and this Purchase Agreement constitutes, and each of the Additional Buyers’ Documents to which it will be a party will constitute at the applicable Closing, its valid and binding obligation, enforceable against it in accordance with its respective terms, subject to applicable bankruptcy, insolvency, reorganization and moratorium laws and other laws or general application affecting enforcement of creditors’ rights generally.

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(b)          No Conflicts. Neither the execution and delivery of this Purchase Agreement or the Additional Buyers’ Documents to which it is a party nor the performance or consummation of the Contemplated Transactions and the performance of the Additional Buyer’s Documents by such Buyer will conflict with, result in the breach of, constitute a default under or accelerate the performance required by the terms of: (i) any law, rule or regulation of any government or governmental or regulatory agency; (ii) any judgment, order, writ, decree, permit or license of any court or governmental or regulatory agency to which such Buyer may be subject; (iii) any contract, agreement, commitment or instrument to which such Buyer is a party or by which it or any of its assets is bound; or (iv) such Buyer’s constituent documents or other governing instruments (or constitute an event which, with the passage of time or action by a third party, would result in any of the foregoing). The execution and delivery of this Purchase Agreement by such Buyer and the performance and consummation of the Contemplated Transactions hereby do not require any registration, filing, qualification, consent or approval under any such law, rule, regulation, judgment, order, writ, decree, permit or license to which such Buyer may be subject.

(c)          Acknowledgments. Such Buyer acknowledges that Seller makes no representation or warranty with respect to, and shall have no responsibility with respect to, the solvency, financial condition or business operations or financial statements or any offering material of the Partnerships. Such Buyer is acquiring the applicable Interests for Such Buyer’s own account, for investment and not with a view to the distribution or resale thereof, except in compliance with the 1933 Act and applicable state securities laws. Such Buyer has evaluated the merits and risks of purchasing the Interests on the terms set forth in this Purchase Agreement on its own and without reliance upon Seller (other than with respect to Seller’s representations, warranties and covenants set forth herein and in the Additional Seller Documents), and has such knowledge and experience in financial and business matters and in making investments of this type that it is capable of evaluating the merits and risks of such purchase, is aware of and has considered the financial risks and financial hazards of purchasing the Interests on the terms set forth in this Purchase Agreement and is able to bear the economic risks of purchasing the Interests, including the possibility of complete loss with respect thereto. Such Buyer acknowledges that Seller has not given such Buyer any investment advice and that the Purchase Price may be more or less than the fair market value of the Interest. Such Buyer has had access to such information regarding the business and finances of each Interest and such other matters with respect to each Interest as a reasonable person would consider in evaluating the Contemplated Transactions (other than the Dissolution), including, in particular, all information necessary to determine the fair market value of the Interests. Such Buyer has conducted and relied upon its own investigation in making its decision to purchase the Portfolio Property. Such Buyer is an “accredited investor,” as that term is defined in Rule 501(a) of Regulation D under the 1933 Act and a “qualified purchaser” as that term is defined in Section 2(a)(51) of the Investment Company Act of 1940, as amended.

(d)          Brokers. Such Buyer has not, directly or indirectly, dealt with anyone acting in the capacity of a finder or broker and has not incurred any obligations for any finder’s or broker’s fee or commission in connection with the Contemplated Transactions.

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(e)          Litigation. There is no action, suit, claim, proceeding, arbitration, governmental inquiry or investigation pending or, to such Buyer’s knowledge, threatened against such Buyer, at law or in equity, before or by any governmental or regulatory department, commission, board, bureau, agency or instrumentality, domestic or foreign, which, if adversely determined, would question the validity of, or prevent the consummation of, the Contemplated Transactions or materially and adversely affect the Interests being transferred by such Buyer pursuant to this Purchase Agreement. There is no action or suit by such Buyer pending or threatened against any other person or entity relating to the Partnerships or the Interests owned by Seller.

(f)        Source of Funds. Neither such Buyer nor any of its beneficial owners appears on the Specifically Designated Nationals and Blocked Persons List of the Office of Foreign Assets Control of the United States Department of the Treasury (“OFAC”), nor, to such Buyer’s knowledge, is such Buyer or any of its beneficial owners otherwise a party with which Seller or the Partnership is prohibited from dealing under the laws of the United States. Such Buyer further represents and warrants that the monies used to fund the investment in the Interests are, to the knowledge of such Buyer, not derived from, invested for the benefit of, or related in any way to, the governments of, or persons within, any country (i) under a U.S. embargo enforced by OFAC, (ii) that has been designed as a “non-cooperative country or territory” by the Financial Action Task Force on Money Laundering, or (iii) that has been designed by the U.S. Secretary of the Treasury as a “primary money laundering concern.” Such Buyer further represents and warrants that such Buyer, to the extent required by applicable federal U.S. law, (i) has conducted due diligence with respect to all of its beneficial owners, (ii) to its knowledge has established the identities of beneficial owners, and (iii) will retain evidence of any such identities and any such due diligence. Such Buyer further represents and warrants that such Buyer does not know or have any reason to suspect that (i) the monies used to fund such Buyer’s investment in the Interests have been or will be derived from or related to any illegal activities, including but not limited to, money laundering activities, and (ii) the proceeds from such Buyer’s investment in the Interests will be used to finance any illegal activities.

(g)          Sufficient Funds. Subject to the satisfaction of the conditions in Section 9, such Buyer will have on each Closing Date, available funds in cash sufficient for the payment of the portion of the Purchase Price payable on such Closing Date.

(h)          Solvency. Such Buyer is solvent and will not be rendered insolvent as a direct result of the Contemplated Transactions.

7.           Covenants.

(a)          Cooperation. Such Buyer, on the one hand, and Seller, on the other hand, shall cooperate fully with each other in furnishing any information or performing any action reasonably requested by the other party, which information or action is necessary to the timely and successful consummation of the Contemplated Transactions; provided that Buyer shall not be required to cooperate with or perform any action in connection with the Dissolution. Without limiting the generality of the foregoing, (i) Seller shall cooperate with such Buyer to have the Partnerships in which Seller owns an Interest provide such Buyer with the opportunity to verify the NAVs of the Interests on the books of such Partnerships, and (ii) the parties will work cooperatively together toward obtaining the Approvals. In addition, Seller shall prepare and file the Proxy Statement with the SEC, use its reasonable best efforts to have the Proxy Statement cleared by the staff of the SEC, and thereafter mail or deliver the Proxy Statement to the Seller Shareholders, in each case as promptly as reasonably practicable following the date of this Purchase Agreement. Buyers shall furnish all information concerning Buyers for inclusion in the Proxy Statement as may be reasonably requested by the Seller, and shall have the right to review in advance, and, to approve any descriptions of any Buyer or such Buyer’s affiliates, including, without limitation, Landmark Realty Partners, LLC, in the Proxy Statement and, to the extent practicable, to otherwise provide comments on, the Proxy Statement prior to its filing and mailing to Seller Shareholders. Prior to clearance of the Proxy Statement by the SEC, the Seller Board shall call, and establish a record date for the Seller Shareholders entitled to vote at, the Shareholder Meeting to be held for the purpose of obtaining the Shareholder Approval and shall, subject at all times to the provisions of Section 7(e) and Section 13, use its reasonable best efforts to cause such meeting to occur as soon as reasonably practicable and to obtain the Shareholder Approval.

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(b)          Certain Matters Pending Final Closing. Seller agrees that from the date of this Purchase Agreement until the Final Closing Date:

(i)          Certain Conduct Pending Final Closing. Seller shall provide Buyers with prompt notice of (1) any Distributions received or expected to be made to Seller prior to the applicable Closing Date with respect to any Interest, (2) any rights to take an action with respect to an Interest or under a Portfolio Property Agreement. Except as consented to by each applicable Buyer in writing, Seller shall not (and in the case of clause (A), Seller shall cause its affiliates and its and their respective officers, directors, employees, agents and representatives not to): (A) subject to Section 7(e), other than pursuant to the exercise of a right of first refusal pursuant to any of the applicable Portfolio Property Agreements, dispose, liquidate, mortgage, sell, assign, or transfer, deliver or solicit any bids for, enter into or continue any discussions with a prospective purchaser of, the Interests; (B) consent to, amend or modify any of the Portfolio Property Agreements or the Portfolio Contractual Rights, in each case with respect to the applicable Interest being sold by Seller; (C) forgive, release, compromise or demand payment of any indebtedness owed to it by a Partnership in which it owns an Interest other than upon full payment thereof; (D) amend, cancel or terminate any of the Portfolio Property Agreements or the Portfolio Contractual Rights, in each case with respect to the applicable Interest being sold by Seller or enter into any agreement relating thereto or to the Interests being sold by Seller; (E) fail in a material manner to perform fully its obligations under any of the Portfolio Property Agreements or the Portfolio Contractual Rights, in each case with respect to the applicable Interest being sold by Seller; (F) make any voluntary capital contributions or, to Seller’s knowledge, fail to make any required capital contributions to any Partnership; (G) create or, to Seller’s knowledge, permit to exist any Lien on the Interests other than the Investment Liens and restrictions under applicable securities laws; (H) take any action the effect of which, would be to incur a penalty under any of the Portfolio Property Agreements or the Portfolio Contractual Rights, including the conversion of the Interests to a fixed obligation, in each case with respect to the applicable Interest being sold by Seller; (I) take any action which would result in a reduction of Seller’s percentage of ownership in any of the Partnerships in which Seller owns an Interest being sold by Seller hereunder; (J) waive any right with respect to the Interests; or (K) agree to do any of the foregoing.

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(ii)         Notices; Quarterly Reports. Seller shall give prompt notice to Buyers of the receipt by Seller of (A) any notice or other communication relating to a default or event which, with notice or lapse of time or both, would become a default, under any of the Portfolio Property Agreements or the Portfolio Contractual Rights in each case with respect to the applicable Interests being sold by Seller hereunder, (B) any notice or other communication (including, without limitation, quarterly reports of any Partnership in each case with respect to the applicable Interests being sold by Seller hereunder or other financial statements or similar information) from or on behalf of such Partnership or any partner of such Partnership, (C) any notice or other communication relating to any contemplated or pending claim, action, suit, proceeding or investigation by any governmental department, commission, board, agency, instrumentality or authority involving or relating to such Partnership or such Interests, and (D) any matter which would cause any material change with respect to any representations made in this Purchase Agreement. With respect to any such notice or other communication, Seller shall inform each applicable Buyer of the receipt and substance thereof and, if in writing, shall promptly furnish each such Buyer with a copy thereof (including any related materials).

(iii)        Tax Matters. Seller shall use commercially reasonable efforts to cooperate with Buyers in obtaining the agreement of the Manager of each of the applicable Partnerships to allocate under Section 706 of the Code, income, gains, losses, deductions or credits attributable to the applicable Interests for the tax year of the applicable Partnerships in which the applicable Closing Date occurs between the applicable Buyer(s) and Seller based on a “closing of the books” methodology as of the Closing Date. All Transfer Expenses incurred in connection with the consummation of the Contemplated Transactions shall be borne 50% by the applicable Buyers (as a collective group), on the one hand, and 50% by Seller, on the other hand. In addition, any accounting, tax preparation or other administrative expenses incurred (or to be incurred) by the Partnership and charged to Buyer or Seller as a result of tax basis adjustments under Section 743 of the Code or related provisions related to the transfer of the Interests shall be borne 50% by the applicable Buyers (as a collective group), on the one hand, and 50% by Sellers, on the other hand.

(c)          No Rescinding of Authorization. Subject to Section 7(e), prior to the Closing, neither Seller nor any Buyer shall rescind any authorizing action taken in connection with the Contemplated Transactions, nor shall Seller or any Buyer take any other action materially inconsistent with this Purchase Agreement and the Additional Seller’s Documents or Additional Buyers’ Documents, respectively, to which it is a party.

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(d)        Excess Joint Liability.  Buyers and Seller agree to jointly request that the Manager of the Partnership not require Buyers and Seller to jointly and severally indemnify any Manager or Partnership pursuant to the terms of any agreement pursuant to which an Interest is transferred for any liabilities related to the transfer of such Interest to the applicable Buyer(s).  In the event that Buyer(s) and Seller are required to jointly and severally indemnify any Manager or Partnership or are separately required to provide indemnification to a Manager or Partnership for liabilities unrelated to a breach by such party of any representations, warranties or covenants made by such party to a Manager or Partnership, each applicable Buyer and Seller shall indemnify each other for in accordance with this Section 7(d).  For purposes hereof, “Buyer Excess Joint Liability” means, with respect to each Buyer, (i) any Losses suffered by such Buyer with respect to an indemnification obligation of such Buyer to a Manager or Partnership related to a breach of any representations, warranties or covenants made by Seller to the extent that such Buyer is also not in breach of a corresponding representation, warranty or covenant made by such Buyer to such Manager or Partnership and (ii) any Losses suffered by Buyer(s) with respect to a joint and several indemnification obligation of Buyer(s) and Seller to a Manager or Partnership if and only to the extent that Buyers collectively pay more than 50% of such joint and several indemnification obligation and such Loss is not covered by clause (i) of this definition.  “Seller Excess Joint Liability” means, with respect to Buyer, (i) any Losses suffered by Seller with respect to an indemnification obligation of Seller to a Manager or Partnership related to a breach of any representations, warranties or covenants made by Buyer to the extent that Seller is also not in breach of a corresponding representation, warranty or covenant made by Seller to such Manager or Partnership and (ii) any Losses suffered by Seller with respect to a joint and several indemnification obligation of Buyer(s) and Seller to a Manager or Partnership to the extent that Seller pays more than 50% of such joint and several indemnification obligation and such Loss is not covered by clause (i) of this definition.

(e)          Alternative Proposals

(i)          As used in this Agreement, (1) “Alternative Proposal” means any written proposal for a merger, share exchange, consolidation, sale of assets, sale of shares (including by way of a tender offer) or similar transactions involving the Seller or the Seller Shareholders received by the Seller from a third party (or group of persons) not affiliated with the Seller or Buyers (a “Third Party”) that, if consummated, would constitute an Alternative Transaction, (2) “Alternative Transaction” means any of (w) a transaction pursuant to which a Third Party, directly or indirectly, acquires or would acquire more than 50% of the outstanding shares of the Seller or outstanding voting power or of any preferred stock that would be entitled to a class or series vote with respect to a merger or other reorganization involving the Seller, whether from the Seller or pursuant to a tender offer or exchange offer or otherwise, (x) a merger, share exchange, consolidation or other business combination involving the Seller, (y) any transaction pursuant to which a Third Party acquires or would acquire control of assets of the Seller representing more than 50% of the fair market value of all the assets, net revenues or net income of the Seller immediately prior to such transaction or (z) any other consolidation, business combination, recapitalization or similar transaction of similar scope involving the Seller other than the Contemplated Transactions; and (3) “Superior Proposal” means any bona-fide Alternative Proposal made by a Third Party that (A) is fully financed and contains no financing contingency or obligation to obtain consent from a lender or equity source, (B) contains no condition to closing materially more burdensome on the Seller, or in the Seller Board’s reasonable and good faith judgment (after consultation with its financial advisor and receipt of written advice to such effect from outside legal counsel) making it materially less likely that the conditions to the closing of such transaction would be satisfied than, the conditions to Closing set forth herein, and (C) which is otherwise on terms which the Seller Board determines in its reasonable good faith judgment (after consultation with its financial advisor and outside legal counsel), taking into account, among other things, all legal, financial, regulatory and other aspects of the proposal and the person making the proposal, that the proposal, (I) if consummated would result in a transaction that is more favorable, from a financial point of view, to the Seller’s shareholders (after taking into account the payments required under Section 13(e) hereof) than the Contemplated Transactions, and (II) is reasonably certain of being completed.

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(ii)         Except as provided in Section 7(e)(iii), none of the Seller or any officer, director, employee, agent or representative (including any investment banker, financial advisor, attorney, accountant or other representative) of the Seller shall directly or indirectly (i) solicit, initiate, encourage, facilitate (including by way of furnishing information) or take any other action designed to facilitate any inquiries or proposals regarding any Alternative Proposal or Alternative Transaction, (ii) initiate, participate or facilitate any discussions or negotiations regarding an Alternative Proposal or Alternative Transaction or (iii) enter into any agreement regarding any Alternative Proposal or Alternative Transaction. Without in any way limiting the foregoing, Seller shall immediately cease and cause to be terminated any existing discussions or negotiations with any persons (other than Buyers) conducted heretofore with respect to any of the foregoing.

(iii)        Notwithstanding the foregoing Section 7(e)(ii), the Seller Board shall be permitted, prior to the Shareholder Meeting, and subject to compliance with the other terms of this Section 7, to consider and participate in discussions and negotiations with respect to a bona fide Alternative Proposal received by the Seller from a Third Party, if and only to the extent that, and so long as (1) the Seller Board reasonably believes that the Alternative Proposal constitutes, or is reasonably likely to lead to, a Superior Proposal, (2) such Alternative Proposal was not directly or indirectly solicited by the Seller or any officer, director, employee, agent or representative (including any investment banker, financial advisor, attorney, accountant or other representative) of the Seller in violation of Section 7(e)(ii), (3) the Alternative Proposal is from a Third Party that is qualified to make such proposal, (4) the Seller Board reasonably determines in good faith (after consultation with outside legal counsel) that failure to do so would cause it to violate its fiduciary duties under applicable law, and (5) prior to the Seller Board engaging in any such discussions or negotiations, the Third Party first enters into a confidentiality agreement with the Seller on terms substantially similar to, and no less favorable to the Seller than, those contained in the confidentiality agreement with Buyers and its affiliates (which confidentiality agreement shall expressly permit the Seller to disclose the terms of such Acquisition to Buyers in accordance with the terms of this Section 7(e)).

(iv)        The Seller shall notify Buyers promptly (but in no event later than 72 hours) after receipt of any Alternative Proposal, or any material modification of or material amendment to any Alternative Proposal, or any request for nonpublic information relating to the Seller or for access to the properties, books or records of the Seller, other than any such request that does not relate to an Alternative Proposal. Such notice to Buyers shall be made orally and in writing, and shall indicate the identity of the person making the Alternative Proposal or intending to make or considering making an Alternative Proposal or requesting non-public information or access to the books and records of the Seller, and a copy (if in writing) and summary of the material terms and conditions of any such Alternative Proposal or modification or amendment to an Alternative Proposal. The Seller shall keep Buyers fully informed, on a current basis, of any material changes in the status and any material changes or modifications in the terms and conditions of any such Alternative Proposal, indication or request. The Seller shall also provide Buyers 72 hours written notice before it enters into any discussions or negotiations concerning any Alternative Proposal in accordance with Section 7(e)(iii), and from and after receipt of such notice the Seller and its advisors shall negotiate in good faith with Buyers to make adjustments in the terms and conditions of this Agreement such that the proposed Alternative Proposal would no longer constitute a Superior Proposal.

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(v)         Except as expressly permitted by this Section 7(e)(v), neither the Seller Board nor any committee thereof shall (i) withdraw, modify or qualify, or propose publicly to withdraw, modify or qualify, the Board Recommendation, (ii) take any public action or make any public statement in connection with the Shareholder Meeting inconsistent with such recommendation or (iii) approve or recommend, or publicly propose to approve or recommend, or fail to recommend against, any Alternative Proposal (any of the actions described in clauses (i), (ii) or (iii), a “Change of Recommendation”); provided, however, that the Seller Board may make a Change of Recommendation, if each of the following conditions is satisfied:

the Seller receives, prior to the date on which the shareholders of the Seller have approved the Contemplated Transactions (other than the Dissolution), an Alternative Proposal not solicited in any manner in violation of Section 7(e)(ii) that the Seller Board reasonably believes could lead to a Superior Proposal;

it reasonably determines in good faith (after consultation with outside legal counsel and prior to the date on which the shareholders of the Seller have approved the Contemplated Transactions (other than the Dissolution)), that in light of a Superior Proposal the failure to effect such Change of Recommendation would cause it to violate its fiduciary duties to the Seller shareholders under applicable law;

Buyers has received written notice from the Seller (a “Change of Recommendation Notice”) at least five (5) Business Days prior to such Change of Recommendation, which notice shall (A) state expressly that the Seller has received an Alternative Proposal which the Seller Board has determined is a Superior Proposal and that the Seller intends to effect a Change of Recommendation and the manner in which it intends or may intend to do so and (B) include the identity of the person making such Alternative Proposal and a copy (if in writing) and summary of material terms and conditions of such Alternative Proposal; provided that any material amendment to the terms and conditions of such Alternative Proposal shall require a Change of Recommendation Notice at least two Business Days prior to a new Change of Recommendation; and

during any such notice period, the Seller and its advisors negotiate in good faith with Buyers to make adjustments in the terms and conditions of this Agreement such that such Alternative Proposal would no longer constitute a Superior Proposal.

(vi)         Nothing contained in this Section 7(e) shall prohibit the Seller from taking and disclosing to its shareholders a position required by Section 14 of the Exchange Act and the rules promulgated thereunder.

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8.           Conditions to Obligations of Seller.

The obligations of Seller to consummate the transactions contemplated by this Purchase Agreement at each Closing are, at the option of Seller, subject to each of the following conditions, and each Buyer shall use all reasonable efforts to cause each such condition to be timely satisfied:

(a)          Representations and Warranties. The representations and warranties of each Buyer contained in this Purchase Agreement and in the Additional Buyers’ Documents shall be true and accurate in all material respects as of the date when made and at and as of the applicable Closing Date as though such representations and warranties were made at and as of the applicable Closing Date.

(b)          Performance. Each Buyer shall have performed in all material respects all agreements and obligations and complied with all conditions required by this Purchase Agreement to be performed or complied with by such Buyer at or prior to the applicable Closing.

(c)          Legal Proceedings. No statute, law, rule, regulation, judgment or order of any nature issued by a court of competent jurisdiction or governmental authority restraining, prohibiting or affecting the consummation of the Contemplated Transactions shall be in effect, and no claim, suit, action, investigation, inquiry or other proceeding by any government body or other person shall be pending or threatened which questions the validity or legality of the Contemplated Transactions.

(d)          Certificate. Each Buyer shall have furnished Seller with a certificate dated such Closing Date signed by an authorized signatory of such Buyer to the effect that such Buyer has performed and complied with the conditions set forth in Subsections (a) and (b) above.

(e)          Approvals. All Approvals, including the Shareholder Approval, shall have been obtained.

(f)          Delivery of Purchase Price. Each Buyer shall have delivered the applicable portion of the Purchase Price to Seller in the manner described in Section 4.

(g)          Delivery of Assignment and Assumption Agreements. The assignment and assumption agreements with respect to the applicable Interests being sold by Seller and purchased by each applicable Buyer at such Closing shall have been executed by each applicable Buyer (and by the Manager of each Partnership that is required to execute any such agreements) and delivered to Seller.

(h)          Excluded Interests. There shall be no Excluded Interests as a result of an event described in subsection (i) of the definition of Excluded Interest.

(i)          First Closing. All of the Interests, other than any Excluded Interests and any Interests for which the Manager has indicated that it is requiring the transfer thereof occur in calendar year 2017, shall transfer in the first Closing.

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9.           Conditions to Obligations of Buyer.

The obligations of Buyers to consummate the transactions contemplated by this Purchase Agreement at each Closing are, at the option of each applicable Buyer, subject to each of the following conditions, and Seller shall use all reasonable efforts to cause each such condition to be timely satisfied:

(a)          Representations and Warranties. The representations and warranties of Seller contained in this Purchase Agreement and in the Additional Seller’s Documents to which Seller is a party shall be true and accurate in all material respects as of the date when made and at and as of the applicable Closing Date as though such representations and warranties were made at and as of the applicable Closing Date.

(b)          Performance. Seller shall have performed in all material respects all agreements and obligations and complied with all conditions required by this Purchase Agreement to be performed or complied with by Seller at or prior to such Closing.

(c)          Legal Proceedings. No statute, law, rule, regulation, judgment or order of any nature issued by a court of competent jurisdiction or governmental authority restraining, prohibiting or affecting the Contemplated Transactions shall be in effect, and no claim, suit, action, investigation, inquiry or other proceeding by any governmental body or other person shall be pending or threatened which questions the validity or legality of the Contemplated Transactions.

(d)          Certificate. Seller shall have furnished each applicable Buyer with a certificate dated as of such Closing Date and signed by an authorized signatory of Seller to the effect that Seller has performed and complied with the conditions set forth in Subsections (a) and (b) above and that all of the Approvals with respect to the Interests Seller is transferring have been obtained.

(e)          Approvals. All Approvals, including the Shareholder Approval, shall have been obtained.

(f)          Delivery of Assignment and Assumption Agreements. The assignment and assumption agreements with respect to the applicable Interests being purchased by each applicable Buyer at the such Closing shall have been executed by Seller (and by the Manager of each Partnership that is required to execute any such agreements) and delivered to each applicable Buyer.

(g)          FIRPTA Compliance. Seller shall have furnished Buyers with a certificate of non-foreign status in the form and manner set forth in U.S. Treasury regulation section 1.1445-2(b), dated as of the applicable Closing Date and signed by an authorized signatory of Seller.

(h)          Excluded Interests. There shall be no Excluded Interests as a result of an event described in subsection (i) of the definition of Excluded Interest.

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(i)          First Closing. All of the Interests, other than any Excluded Interests and any Interests for which the Manager has indicated that it is requiring the transfer thereof occur in calendar year 2017, shall transfer in the first Closing.

10.         Survival of Representations and Warranties.

Each and every representation and warranty in this Purchase Agreement, the Schedules to it, the Additional Seller’s Documents and the Additional Buyer’s Documents shall survive the applicable Closing and shall be fully effective and enforceable for a period of 3 months from the Final Closing Date (the “Indemnification Period”). Any investigation or other examination that may be made at any time by or on behalf of a party to which representations and warranties are made shall not limit, diminish or in any way affect the specific representations and warranties in this Purchase Agreement, and the parties may rely on the specific representations and warranties in this Purchase Agreement, irrespective of any information obtained by them by any investigation, examination or otherwise. All rights to indemnification with respect of any representation and warranty hereunder shall survive only to the end of the Indemnification Period; provided, however, that with respect to any claim for indemnification asserted prior to the end of the Indemnification Period, the parties’ indemnification obligations shall survive until the claim is resolved.

11.         Indemnification.

(a)          Indemnification by Seller. During the Indemnification Period, Seller agrees to defend, indemnify and hold harmless each Buyer and its affiliates, and their respective officers, directors, partners, members, employees, agents, successors and assigns, from and against any and all losses, damages, claims, suits, proceedings, liabilities, fees, costs and expenses (including settlement costs, interest, penalties, reasonable attorneys’ fees and any reasonable legal or other expenses for investigation or defense of any actions or threatened actions) (collectively, “Losses” or “Claims,” as the context requires) which may be imposed, sustained, incurred or suffered or asserted as a result of, relating to or arising out of (i) any inaccuracy in or breach of any representation or warranty of Seller contained in this Purchase Agreement or the Additional Seller’s Documents to which it is a party (ii) any failure by Seller to perform any covenant, agreement or obligation of Seller contained in this Purchase Agreement or the Additional Seller’s Documents to which it is a party (unless waived in writing by such Buyer at or prior to the applicable Closing), (iii) any claim by any person entitled to indemnification pursuant to the terms of any agreement pursuant to which an Interest is transferred, which claim relates to a misrepresentation by Seller thereunder or a breach or violation of any warranty, covenant or other obligation of Seller thereunder (other than with respect to any Buyer Excess Joint Liability), (iv) any Excluded Obligation, (v) any liability, obligation or claim that may be made with respect to any Excluded Interest (if any) or with respect to any Excluded Obligation and (vi) any Buyer Excess Joint Liability. For the avoidance of doubt, following the end of the Indemnification Period, Seller shall have no obligation to indemnify Buyers for any matter arising out of or relating to the Interests, this Purchase Agreement or Additional Seller’s Documents.

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(b)          Indemnification by Buyer. During the Indemnification Period, each Buyer agrees, severally (and not jointly and severally), to defend, indemnify and hold harmless Seller, its affiliates and their respective officers, directors, partners, members, employees, agents, successors and assigns from and against any and all Losses and Claims which may be imposed, sustained, incurred or suffered or asserted as a result of, relating to or arising out of (i) any inaccuracy in or breach of any representation or warranty of such Buyer contained in this Purchase Agreement or the Additional Buyer’s Documents, (ii) any failure by such Buyer to perform any covenant, agreement or obligation of such Buyer contained in this Purchase Agreement or in the Additional Buyer’s Documents (unless specifically waived in writing by Seller at or prior to the applicable Closing), (iii) any claim by any person entitled to indemnification pursuant to the terms of any agreement pursuant to which an Interest is transferred, which claim relates to a misrepresentation by such Buyer thereunder or a breach or violation of any warranty, covenant or other obligation of Buyer thereunder (other than with respect to any Seller Excess Joint Liability), (iv) any and all liabilities assumed by such Buyer pursuant to Section 3(d) of this Purchase Agreement, (v) any taxes, fees or other governmental charges attributable to the ownership by such Buyer of any of the Interests on or after the applicable Closing Date and (vi) any Seller Excess Joint Liability with respect to such Buyer. For the avoidance of doubt, following the end of the Indemnification Period, Buyer shall have no obligation to indemnify Seller for any matter arising out of or relating to the Interests, this Purchase Agreement or Additional Buyer’s Documents.

(c)           Limitations on Indemnification

(i)          Seller. Notwithstanding anything in Section 11(a) to the contrary, the maximum amount payable by Seller to Buyers for Losses pursuant thereto shall not exceed ten percent (10%) of the Purchase Price; provided, however, that Buyers shall not be subject to any limitation pursuant to this Section 11(c)(i), and shall be entitled to dollar-for-dollar recovery from Seller for Losses in connection with (x) proven fraud or a proven willful breach by Seller of any of its representations and warranties under this Purchase Agreement, or (y) any Excluded Obligation.

(ii)         Buyer. Notwithstanding anything in Section 11(b) to the contrary, the maximum amount payable by each Buyer to Seller for Losses pursuant thereto shall not exceed ten percent (10%) of the portion of the Purchase Price payable by such Buyer to Seller; provided, however, that Seller shall not be subject to any limitation pursuant to this Section 11(c)(ii), and shall be entitled to dollar-for-dollar recovery from each Buyer for Losses in connection with (x) proven fraud or a proven willful breach by such Buyer of any of its representations and warranties under this Purchase Agreement or (y) the breach by such Buyer of any of its representations or warranties contained in Section 6(a) or 6(d).

(d)           Procedure for Third Party Claims.

(i)          If a person entitled to assert a claim for indemnification under this Purchase Agreement shall receive written notice of the assertion by any person not a party to this Purchase Agreement of any claim or of the commencement of any action or proceeding (a “Third Party Claim”) with respect to which Seller or Buyers is obligated to provide indemnification, the indemnified party (the “Indemnitee”) shall give the indemnifying party (the “Indemnitor”) prompt written notice after becoming aware of such Third Party Claim. The failure of the Indemnitee to give notice as provided in this Section shall not relieve the Indemnitor of its obligations for indemnification under this Purchase Agreement, except to the extent that the failure has materially and adversely affected the rights of the Indemnitor. The notice from the Indemnitee shall describe the Third Party Claim in reasonable detail.

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(ii)         An Indemnitor may elect to compromise or defend, at the Indemnitor’s own expense and by the Indemnitor’s own counsel, any Third Party Claim. If an Indemnitor elects to compromise or defend a Third Party Claim, it shall, within thirty (30) days (or sooner, if the nature of the Third Party Claim so requires), notify the Indemnitee in writing of its intent to do so, and the Indemnitee shall cooperate in the compromise of, or defense against, the Third Party Claim. The Indemnitor shall pay the Indemnitee’s actual out-of-pocket expenses incurred in connection with its cooperation. After notice from an Indemnitor to an Indemnitee of its election to assume the defense of a Third Party Claim, the Indemnitor shall not be liable to the Indemnitee under this Purchase Agreement for any legal expenses subsequently incurred by the Indemnitee in connection with defense of the Third Party Claim; provided that Indemnitee shall have the right to employ one counsel in each applicable jurisdiction (if more than one jurisdiction is involved) to represent Indemnitee if, in the Indemnitee’s reasonable judgment, a conflict of interest between the Indemnitee and the Indemnitor exists in respect of such Third Party Claim, and in that event the fees and expenses of such separate counsel shall be paid by the Indemnitor. If an Indemnitor elects not to defend against a Third Party Claim, or fails to notify an Indemnitee of its election as provided in this Section, the Indemnitee may pay, compromise or defend such Third Party Claim on behalf of, and for the account and risk of, the Indemnitor. No Indemnitor shall consent to entry of any judgment or enter into any settlement, except with the written consent of each affected Indemnitee (which consent shall not be unreasonably withheld), if such judgment or settlement provides for anything other than money damages or other money payments for which the Indemnitee is entitled to indemnification under this Purchase Agreement or which does not contain as an unconditional term thereof the giving by the claimant or plaintiff to the Indemnitee of a release from all liability in respect of the Third Party Claim.

(iii)        If there is a reasonable likelihood that a Third Party Claim may materially and adversely affect an Indemnitee, other than as a result of money damages or other money payments for which the Indemnitee is entitled to indemnification hereunder, the Indemnitee will have the right, after consultation with the Indemnitor and at the cost and expense of the Indemnitor, to assume the defense of the Third Party Claim in lieu of the Indemnitor with counsel reasonably acceptable to the Indemnitor.

(e)          Procedure for Non-Third Party Claims. With respect to any claim for indemnification hereunder which does not result from a Third Party Claim, the Indemnitor shall have a period of thirty (30) days after receipt of notice from the Indemnitee within which to respond to the Indemnitee. If the Indemnitor does not respond within the thirty (30) day period, the Indemnitor shall be deemed to have accepted responsibility to make payment and shall have no further right to contest the validity of such claim. If the Indemnitor does respond within the thirty (30) day period and rejects the claim in whole or in part, the Indemnitee shall be free to pursue such remedies as may be available to the Indemnitee under applicable law.

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(f)          Reduction of Claim or Loss. If the amount of any Claim or Loss shall, at any time subsequent to payment pursuant to this Section 11, be reduced by recovery, settlement or otherwise (including, without limitation, pursuant to an insurance policy), the amount of such reduction, less any expenses incurred in connection therewith, shall promptly be repaid by the Indemnitee to the related Indemnitor.

(g)          No Consequential Damages. Neither Buyers nor Seller shall be liable to each other for consequential or punitive, special, indirect or incidental Losses or special damages in connection with its indemnification obligations under this Section 11, except to the extent payments in respect of such indemnification obligations are for Losses owed by an indemnified party to a third party.

(h)          Remedies Exclusive. Subject to Sections 13(e) and 15(l), the remedies provided in this Section 11 shall be the sole and exclusive remedy against a party for Losses, provided however, that notwithstanding the foregoing, nothing in this Section 11(h) shall limit in any way any remedy at law or equity to which a party may be entitled as a result of fraud or willful breach by the other party of any of their covenants, representations and warranties under this Purchase Agreement, the Schedules to it, the Additional Seller’s Documents or the Additional Buyers’ Documents, as appropriate. The Reserved Account shall be Buyers’ sole source of recourse for indemnification under this Section 11 (it being understood and agreed that it the Reserved Account shall not be Buyers’ sole source of recourse in connection with fraud or a willful breach by the Seller of any of its covenants, representations or warranties under this Purchase Agreement, the Schedules to it, or the Additional Seller’s Documents, as appropriate).

(h)          Tax Treatment. Any payments made pursuant to this Section 11 shall be treated as purchase price adjustments for U.S. federal, state, local and non-U.S. tax purposes or any other tax purposes, to the extent permitted by law.

12.         Confidentiality.

(a)          All information furnished in writing by either party to this Purchase Agreement to the other party to this Purchase Agreement in connection with this Purchase Agreement and the Contemplated Transactions shall be kept confidential by the receiving party and shall be used by the receiving party only in connection with this Purchase Agreement and the Contemplated Transactions, except with the specific prior written consent of the disclosing party and except to the extent that such information (i) is information which the receiving party can demonstrate was already known to the receiving party when received, (ii) at the time of disclosure or thereafter becomes lawfully obtainable from other sources through no act or failure to act on the part of the receiving party, (iii) is required to be disclosed to any federal, state, municipal or other governmental regulators, department, commission, board, bureau, agency or instrumentality, domestic or foreign, or in connection with any litigation, (iv) is disclosed in order to give the notices to obtain any Approvals (including, for the avoidance of doubt, inclusion of such information in the Proxy Statement and in any Seller filings with the SEC); provided that any disclosure in the Proxy Statement of information provided by a Buyer to Seller shall remain subject to the prior written approval of such Buyer, (v) is disclosed in connection with any consultation with attorneys, accountants, employees, or other advisors retained in connection with the Contemplated Transactions under an obligation to keep such information confidential, and/or (vi) is required to be disclosed by court order or otherwise mandated by law. The parties shall use their respective good-faith efforts and establish reasonable precautions to ensure that their principals, agents and employees abide by the terms of this Section.

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(b)          Notwithstanding any other provision of this Purchase Agreement to the contrary, to comply with Treasury Regulation Section 1.6011-4(b)(3), each of the parties hereto (and any employee, representative, or other agent of such party) may disclose to any and all persons, without limitation of any kind, the U.S. federal tax treatment and tax structure of any Contemplated Transactions, it being understood and agreed, for this purpose (i) the name of, or any other identifying information regarding, (A) the parties hereto, (B) any of the Partnerships or any existing or future investors (or any affiliates thereof) in the Partnerships, or (C) any investments or transactions entered into by the Partnerships, or (ii) any performance information relating to the Partnerships or their investments, does not constitute such treatment or tax structure information.

13.         Termination.

(a)          By Mutual Consent. This Purchase Agreement may be terminated and the transactions contemplated by it abandoned with respect to any Interest not transferred to any Buyer prior to such termination, at any time prior to the Final Closing for any reason pursuant to the mutual written consent of Buyers and Seller and Buyers shall have no further obligation to buy and Seller shall have no further obligations to sell, any Interests not purchased by Buyers prior to such termination of this Purchase Agreement.

(b)          By Buyer or Seller. This Purchase Agreement may be terminated and the transactions contemplated by it abandoned with respect to any Interest not transferred to Buyers prior to such termination by written notice from Buyers to Seller, or from Seller to Buyers, (i) in the event of a material breach by Seller or Buyers, respectively, of any representation, warranty, covenant or agreement contained in this Purchase Agreement which cannot be cured within ten (10) Business Days (a “Cure Period”) after written notice of the breach is given to the party committing the breach; or (ii) if the Final Closing does not occur on or before the Final Closing Deadline (or such later date as may be agreed upon in writing by Buyers and Seller); provided, however, that the right to terminate this Purchase Agreement under the foregoing clause (ii) shall not be available to a party if such party’s breach of this Purchase Agreement has been the cause of or resulted in the failure of the Final Closing to occur on or before the Final Closing Deadline, it being understood and agreed that a failure to satisfy any of the conditions set forth in Sections 8(c) and 9(c) shall not be deemed a “breach or failure to fulfill any obligation” by any party.

(c)          By Buyers. Subject to Section 13(e), this Purchase Agreement may be terminated and the Contemplated Transactions abandoned by Buyers within ten (10) Business Days of the date on which the Seller Board has effected a Change of Recommendation.

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(d)          By Seller. Subject to Section 13(e), this Purchase Agreement may be terminated and the Contemplated Transactions abandoned by Seller in the event that (i) (A) Seller shall have received a Superior Proposal, (B) subject to Seller’s obligations under Section 7(v)(4), the Seller Board or any authorized committee thereof shall have authorized Seller to enter into a definitive agreement to consummate the transaction contemplated by such Superior Proposal, and (C) concurrently with the termination of this Agreement, Seller pays Buyers the Termination Fee contemplated by Section 13(e) and enters into the definitive agreement to consummate the transaction contemplated by such Superior Proposal; or (ii)          the Seller Board or any authorized committee thereof shall have effected a Recommendation Change in accordance with the terms of Section 7(v) and Seller pays Buyers the Termination Fee contemplated by Section 13(e).

(e)          Termination Fee. In the event that this Purchase Agreement is terminated pursuant to Section 13(c) or (d), then, provided that Buyers were not in material breach of their representations, warranties, covenants or agreements hereunder at the time of such termination, Seller will promptly pay to Buyers a fee (which fee shall be split among Buyers according to their respective Allocated Portion) in an aggregate amount equal to four and one-half (4.5) percent of the Purchase Price, as adjusted prior to such termination in accordance with Section 4(a) (the “Termination Fee”). Payment of a Termination Fee shall be payable no later than two Business Days after the date on which this Purchase Agreement is terminated by Buyers and immediately prior to the time of termination by Seller. For the avoidance of doubt, Seller shall only be obligated to pay a single Termination Fee, regardless of whether this Agreement is terminated under either or both of Section 13(c) and (d).

(f)          Survival. If this Purchase Agreement is terminated, no party to this Purchase Agreement will have any liability or further obligation to the other party pursuant to this Purchase Agreement with respect to any Interests that have not been transferred to Buyers; provided, however, that the agreements of Seller and Buyers contained in Sections 12, 13(e) and 15(a) shall survive such termination; and provided, further, that if termination results from the bad faith of a party, such party will remain liable for any and all costs, expenses, damages incurred or suffered by the other party as a direct result of such failure or breach; and provided, further, that nothing herein shall affect the rights and obligations of the parties with respect to any and all Interests that have been sold to Buyers prior to such termination.

14.         Post Closing Covenants.

(a)          Notices. From and after any Closing, Seller shall promptly forward to each applicable Buyer any correspondence, notices or distributions (in cash or otherwise) received by Seller or any affiliated entity that relate to the applicable Partnerships purchased by such Buyer hereunder. Seller shall remit any distributions in cash, securities or other property pursuant to the preceding sentence to the applicable Buyer(s) within ten (10) Business Days after receipt by Seller.

(b)          Tax Information. In the event any Partnership is an “electing investment partnership” under Section 743(e)(6) of the Code, Seller agrees to furnish to each applicable Buyer all information with respect to each such applicable Partnership in which it owns an Interest reasonably necessary to enable such Buyer to compute the amount of its losses (if any) disallowed under Section 743(e) of the Code. Such information shall be furnished in compliance with the requirements of IRS Notice 2005-32 or superseding guidance issued by the Internal Revenue Service.

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(c)          Reserved Account. During the Indemnification Period, Seller shall hold in a segregated bank account (the “Reserved Account”) an amount equal to 10% of the Purchase Price paid to Seller at each Closing (the “Reserved Amount”). The Reserved Amount will be reserved on the Seller’s books and records solely for the potential payment of any indemnification claims by a Buyer hereunder during the Indemnification Period. Seller shall not transfer any funds from the Reserved Account during the Indemnification Period except (i) to Buyer in satisfaction of any indemnification obligation Seller agrees is owed by Seller to any Buyer under Section 11, or (ii) upon receipt of a final, non-appealable decision by a court of competent jurisdiction that any amount is owed to a Buyer by Seller pursuant to Section 11 (and then only in such amount as determined by such court to be owed by Seller). The Reserved Account shall be Buyers’ sole source of recovery under Section 11 of this Agreement. Promptly following the expiration of the Indemnification Period, any amounts remaining in the Reserved Account shall no longer be subject to any restrictions and Seller shall have no obligation to maintain any funds in the Reserved Account; provided, however, that to the extent that there are any unresolved indemnification claims by Buyers outstanding as of the last day of the Indemnification Period, Seller shall continue to hold and reserve in the Reserved Account an amount equal to the lesser of the portion of the Reserved Amount remaining in the Reserved Account and the amount of the unresolved indemnification claim until such indemnification claim is resolved by mutual agreement of the parties hereto or by a court of competent jurisdiction.

15.         General Provisions.

(a)          Expenses. All fees and expenses incurred in connection with this Purchase Agreement (and the Contemplated Transactions), including all fees of counsel, accountants, finders and brokers, shall be borne by the party incurring the same. All attorneys’ and accountants’ fees of the Partnerships payable as a result of the transfer of such Portfolio Property or any part thereof, as well as any expenses requested to be paid by any Partnership with respect to the consummated transfer of any such Portfolio Property to Buyer hereunder, shall be paid 50% by the applicable Buyers (as a collective group), on the one hand and 50% by Seller, on the other hand.

(b)          Notices. All notices, requests, demands and other communications required or permitted under this Purchase Agreement shall be in writing and shall be deemed to have been duly given and received when delivered by hand or courier, when received by electronic transmission, or three (3) business days after the date when posted by air mail, with postage prepaid, addressed as follows:

(i)          If to Seller, to:

c/o Aviva Investors Americas, LLC

1177 Avenue of the Americas, 44th Floor

New York, NY 10036

Attn: Michael Fortier

Fax No. (212) 380-5559

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Email: michael.fortier@avivainvestors.com

And an additional copy to:

Sutherland, Asbill & Brennan LLP

1275 Pennsylvania Ave., NW

Washington, DC 20004

Attention: Steven B. Boehm, Esq.

Fax: (202) 637-3593

or to such other person or address as Seller shall furnish to Buyers in writing.

(ii)         If to Buyer, to:

c/o Landmark Realty Advisors LLC

265 Franklin Street

Boston, Massachusetts 02110

Attn: Ira Shaw

Fax No. 617-556-4266

Email: ira.shaw@landmarkpartners.com

And an additional copy to

Kirkland & Ellis LLP

300 North LaSalle

Chicago, Illinois 60654

Attn: Michael Belsley

Fax No. 312-862-2200

Email: michael.belsley@kirkland.com

or to such other person or address as Buyers shall furnish to Seller in writing.

(c)          Assignment. This Purchase Agreement and all of its provisions shall be binding upon and inure to the benefit of the parties and their respective successors and assigns. This Purchase Agreement may not be assigned without the prior written consent of each of the parties hereto, save that Buyer may transfer all or a portion of its rights or obligations under this Purchase Agreement to any other entity advised or managed by Landmark Realty Advisors LLC or its affiliates or to any other entity established by such Buyer to hold a certain Interest; provided that any such transfer does not invalidate or compromise any (or the giving of any) consent of the Manager of the respective Partnership required pursuant to the terms of the respective Portfolio Property Agreement or adversely affect Seller’s ability to enforce its rights under this Agreement; and, provided further that any such transfer prior to the Final Closing Date shall not relieve any Buyer of any of its obligations hereunder.

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(d)          Governing Law; Disputes. (i) THIS PURCHASE AGREEMENT IS A CONTRACT UNDER THE LAWS OF THE STATE OF NEW YORK AND SHALL FOR ALL PURPOSES BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF SAID STATE OF NEW YORK. EACH OF THE PARTIES HERETO SUBMITS TO THE EXCLUSIVE JURISDICTION OF THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK (AND THE APPELLATE COURTS THEREOF) IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS PURCHASE AGREEMENT AND AGREES THAT ALL CLAIMS IN RESPECT OF THE ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN ANY SUCH COURT. EACH OF THE PARTIES HERETO ALSO AGREES NOT TO BRING ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS PURCHASE AGREEMENT IN ANY OTHER COURT. EACH OF THE PARTIES HERETO WAIVES ANY DEFENSE OF INCONVENIENT FORUM TO THE MAINTENANCE OF ANY ACTION OR PROCEEDING SO BROUGHT AND WAIVES ANY BOND, SURETY, OR OTHER SECURITY THAT MIGHT BE REQUIRED OF ANY OTHER PARTY WITH RESPECT THERETO. ANY PARTY HERETO MAY MAKE SERVICE ON ANY OTHER PARTY BY SENDING OR DELIVERING A COPY OF THE PROCESS TO THE PARTY TO BE SERVED AT THE ADDRESS AND IN THE MANNER PROVIDED FOR THE GIVING OF NOTICES IN SECTION 15(b) ABOVE. NOTHING IN THIS SECTION 15(d), HOWEVER, SHALL AFFECT THE RIGHT OF ANY PARTY TO SERVE LEGAL PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR EQUITY.

(ii)         EACH OF THE PARTIES HERETO HEREBY WAIVES ITS RIGHT TO A JURY TRIAL WITH RESPECT TO ANY ACTION OR CLAIM ARISING OUT OF ANY DISPUTE IN CONNECTION WITH THIS PURCHASE AGREEMENT, ANY RIGHTS OR OBLIGATIONS HEREUNDER OR THE PERFORMANCE OF SUCH RIGHTS AND OBLIGATIONS OR ANY COURSE OF CONDUCT, COURSE OF DEALINGS, STATEMENTS (WHETHER VERBAL OR WRITTEN) OR ACTIONS OF ANY PARTY, AND AGREES THAT IT WILL NOT SEEK TO CONSOLIDATE ANY SUCH ACTION WITH ANY OTHER ACTION IN WHICH A JURY TRIAL CANNOT BE OR HAS NOT BEEN WAIVED.

(e)          Counterparts. This Purchase Agreement may be executed in two or more identical counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Facsimile or portable document format (PDF) copies of this Purchase Agreement shall have the same force and effect as an original, manually signed version.

(f)          Interpretation. The headings of the Sections and Subsections of this Purchase Agreement are inserted for convenience only and shall not constitute a part of or affect in any way the meaning or interpretation of this Purchase Agreement. The words “include,” “includes” and “including” when used in this Purchase Agreement shall be deemed in each case to be followed by the words “without limitation.” Defined terms used in this Purchase Agreement shall have the same meaning whether defined or used herein in the singular or the plural, as the case may be.

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(g)          Entire Agreement. This Purchase Agreement, including the Schedules to this Purchase Agreement, and the other documents and certificates delivered pursuant to the terms of this Purchase Agreement set forth the entire agreement and understanding of the parties with respect to the subject matter of this Purchase Agreement and supersede all prior agreements, promises, covenants, arrangements, communications, representations or warranties, whether oral or written, by any officer, employee or representative of any party.

(h)          Amendment; Waiver. This Purchase Agreement may be amended only by a written instrument executed by Seller and each Buyer. Any failure of any Buyer to comply with any obligation, agreement or condition under this Purchase Agreement may only be waived in writing by Seller, and any such failure by Seller may only be waived in writing by Buyers, but any such waiver shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure. No failure by a party to take any action against any breach of this Purchase Agreement or default by the other party shall constitute a waiver of such party’s right to enforce any provision of this Purchase Agreement or to take any such action. Notwithstanding the foregoing, Seller may confirm, update and finalize the amounts reflected in Schedule III prior to Closing based upon discussions and correspondence with the Manager of each Partnership.

(i)          Third Parties. Except as specifically set forth or referred to in this Purchase Agreement, nothing in this Purchase Agreement, expressed or implied, is intended, or shall be construed, to confer upon or give to any person or entity other than the parties and their successors or assigns, any rights or remedies under or by reason of this Purchase Agreement.

(j)          Publicity. Except as may otherwise be required by law, no publicity release or announcement concerning this Purchase Agreement or the Contemplated Transactions shall be made by Seller without the prior written consent of Buyers or by Buyers without the prior written consent of Seller.

(k)          Additional Documents and Acts. Each of the parties agrees to execute and deliver such additional documents, certificates and instruments, and to perform such additional acts, as may be reasonably requested and as may be necessary or appropriate to carry out the provisions of this Purchase Agreement and to consummate the Contemplated Transactions (other than the Dissolution).

(l)          Specific Performance. Each party hereby acknowledges that the other party or parties will have no adequate remedy at law if the first party fails to perform any of its material obligations to sell, or purchase, as applicable, the Interests under this Purchase Agreement. In such event, the breaching party agrees that the non-breaching party or parties shall have the right to specific performance of this Purchase Agreement, without the necessity of posting any bond and without the necessity of establishing that monetary relief would not provide an adequate remedy; provided, however, that notwithstanding anything to the contrary set forth herein, the parties hereto expressly acknowledge and agree that the remedies set forth in Section 13(e) shall be the sole and exclusive remedies available to Buyers in the event this Purchase Agreement is properly terminated under Section 13(c) or (d). To the extent Buyers are entitled to receive the Termination Fee, the indefeasible receipt of such amounts shall be deemed to be full and final payment for any and all losses or damages suffered or incurred by Buyers or any of their respective Affiliates or any other Person in connection with this Purchase Agreement (and the termination hereof), the Contemplated Transactions (and the abandonment thereof) or any matter forming the basis for such termination, and none of Buyers nor any of their affiliates or any other person shall be entitled to bring or maintain any other claim, action or proceeding against Seller or any of its affiliates arising out of this Purchase Agreement, any of the Contemplated Transactions or any matters forming the basis for such termination. Furthermore, in the event this Purchase Agreement is properly terminated under Section 13(c) or (d), Seller agrees that it waive any and all claims, whether under contract, law or equity, it may have against Buyers and their affiliates for any losses or damages suffered or incurred by Seller or any of Seller’s Affiliates or any other Person in connection with this Purchase Agreement (and the termination hereof), the Contemplated Transactions (and the abandonment thereof) or any matter forming the basis for such termination, and none of Seller nor any of its affiliates or any other person shall be entitled to bring or maintain any other claim, action or proceeding against Buyer or any of its affiliates arising out of this Purchase Agreement, any of the Contemplated Transactions or any matters forming the basis for such termination.

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(m)          Resolution of Conflicts. In the event of any inconsistency or conflict between the terms and provisions of this Purchase Agreement and the terms and provisions of any document executed by the parties hereto in connection with obtaining the Approvals, the terms and provisions of this Purchase Agreement shall control.

(n)          No Presumption Regarding Drafting. Each party hereto acknowledges that it has reviewed this Purchase Agreement prior to its execution and that changes were made to this Purchase Agreement based upon its comments. If any disputes arise with respect to the interpretation of any provision of this Purchase Agreement, the provision shall be deemed to have been drafted by all of the parties and shall not be construed against any party on the basis that the party was responsible for drafting that provision.

(o)          Severability. If any term, provision, agreement, covenant or restriction of this Purchase Agreement is held by a court of competent jurisdiction or other authority to be invalid, void, or unenforceable, the remainder of the terms, provisions, agreements, covenants and restrictions of this Purchase Agreement shall remain in full force and effect and shall in no way be affected, impaired, or invalidated so long as the economic or legal substance of the Contemplated Transactions is not affected in any manner materially adverse to any party hereto. Upon such a determination, the parties shall negotiate in good faith to modify this Purchase Agreement so as to effect the original intent of the parties as closely as possible in a reasonably acceptable manner in order that the Contemplated Transactions may be consummated as originally contemplated to the fullest extent possible.

[Remainder of Page Intentionally Left Blank]

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IN WITNESS WHEREOF, the parties have executed this Agreement of Purchase and Sale, acting by their duly authorized agents, as of the date first above written.

SELLER:

MADISON HARBOR BALANCED STRATEGIES, INC.

By:

Name:

Title:

[Signatures Continued on Next Page]

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BUYERS:

LANDMARK REAL ESTATE PARTNERS VII PV II, L.P.

By:	Landmark Real Estate Fund VII A, LLC
Its:	General Partner

By:	Landmark Realty Advisors LLC
Its:	Managing Member

By:
Name:
Title:

Landmark Real Estate Partners VII PV III, L.P.

By:	Landmark Real Estate Fund VII A, LLC
Its:	General Partner

By:	Landmark Realty Advisors LLC
Its:	Managing Member

By:

Name:

Title:

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APPENDIX B

MD Code, Corporations and Associations, § 3-202

§ 3-202. Fair value, right to from successors

(a) Except as provided in subsection (c) of this section, a shareholder of a Maryland corporation has the right to demand and receive payment of the fair value of the shareholder’s stock from the successor if:

(1) The corporation consolidates or merges with another corporation;

(2) The shareholder’s stock is to be acquired in a share exchange;

(3) The corporation transfers its assets in a manner requiring action under § 3-105(e) of this title;

(4) The corporation amends its charter in a way which alters the contract rights, as expressly set forth in the charter, of any outstanding stock and substantially adversely affects the shareholder’s rights, unless the right to do so is reserved by the charter of the corporation;

(5) The transaction is governed by § 3-602 of this title or exempted by § 3-603(b) of this title; or

(6) The corporation is converted in accordance with § 3-901 of this title.

(b)(1) Fair value is determined as of the close of business:

(i) With respect to a merger under § 3-106 or § 3-106.1 of this title, on the day notice is given or waived under § 3-106 or § 3-106.1 of this title; or

(ii) With respect to any other transaction, on the day the shareholders voted on the transaction objected to.

(2) Except as provided in paragraph (3) of this subsection, fair value may not include any appreciation or depreciation which directly or indirectly results from the transaction objected to or from its proposal.

(3) In any transaction governed by § 3-602 of this title or exempted by § 3-603(b) of this title, fair value shall be value determined in accordance with the requirements of § 3-603(b) of this title.

(c) Unless the transaction is governed by § 3-602 of this title or is exempted by § 3-603(b) of this title, a shareholder may not demand the fair value of the shareholder’s stock and is bound by the terms of the transaction if:

(1) Except as provided in subsection (d) of this section, any shares of the class or series of the stock are listed on a national securities exchange:

(i) With respect to a merger under § 3-106 or § 3-106.1 of this title, on the date notice is given or waived under § 3-106 or § 3-106.1 of this title; or

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(ii) With respect to any other transaction, on the record date for determining shareholders entitled to vote on the transaction objected to;

(2) The stock is that of the successor in a merger, unless:

(i) The merger alters the contract rights of the stock as expressly set forth in the charter, and the charter does not reserve the right to do so; or

(ii) The stock is to be changed or converted in whole or in part in the merger into something other than either stock in the successor or cash, scrip, or other rights or interests arising out of provisions for the treatment of fractional shares of stock in the successor;

(3) The stock is not entitled, other than solely because of § 3-106 or § 3-106.1 of this title, to be voted on the transaction or the shareholder did not own the shares of stock on the record date for determining shareholders entitled to vote on the transaction;

(4) The charter provides that the holders of the stock are not entitled to exercise the rights of an objecting shareholder under this subtitle; or

(5) The stock is that of an open-end investment company registered with the Securities and Exchange Commission under the Investment Company Act of 19401 and the value placed on the stock in the transaction is its net asset value.

(d) With respect to a merger, consolidation, or share exchange, a shareholder of a Maryland corporation who otherwise would be bound by the terms of the transaction under subsection (c)(1) of this section may demand the fair value of the shareholder’s stock if:

(1) In the transaction, stock of the corporation is required to be converted into or exchanged for anything of value except:

(i) Stock of the corporation surviving or resulting from the merger, consolidation, or share exchange, stock of any other corporation, or depositary receipts for any stock described in this item;

(ii) Cash in lieu of fractional shares of stock or fractional depositary receipts described in item (i) of this item; or

(iii) Any combination of the stock, depositary receipts, and cash in lieu of fractional shares or fractional depositary receipts described in items (i) and (ii) of this item;

(2) The directors and executive officers of the corporation were the beneficial owners, in the aggregate, of 5 percent or more of the outstanding voting stock of the corporation at any time within the 1-year period ending on:

(i) The day the shareholders voted on the transaction objected to; or

(ii) With respect to a merger under § 3-106 or § 3-106.1 of this title, the effective date of the merger; and

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(3) Unless the stock is held in accordance with a compensatory plan or arrangement approved by the board of directors of the corporation and the treatment of the stock in the transaction is approved by the board of directors of the corporation, any stock held by persons described in item (2) of this subsection, as part of or in connection with the transaction and within the 1-year period described in item (2) of this subsection, will be or was converted into or exchanged for stock of a person, or an affiliate of a person, who is a party to the transaction on terms that are not available to all holders of stock of the same class or series.

(e) If directors or executive officers of the corporation are beneficial owners of stock in accordance with § 3-201(d)(2)(i) of this subtitle, the stock is considered outstanding for purposes of determining beneficial ownership by a person under subsection (d)(2) of this section.

MD Code, Corporations and Associations, § 3-203

§ 3-203. Duties of objecting shareholders

(a) A shareholder of a corporation who desires to receive payment of the fair value of the shareholder’s stock under this subtitle:

(1) Shall file with the corporation a written objection to the proposed transaction:

(i) With respect to a merger under § 3-106 or § 3-106.1 of this title, within 30 days after notice is given or waived under § 3-106 or § 3-106.1 of this title; or

(ii) With respect to any other transaction, at or before the shareholders’ meeting at which the transaction will be considered or, in the case of action taken under § 2-505(b) of this article, within 10 days after the corporation gives the notice required by § 2-505(b) of this article;

(2) May not vote in favor of the transaction; and

(3) Within 20 days after the Department accepts the articles for record, shall make a written demand on the successor for payment for the shareholder’s stock, stating the number and class of shares for which the shareholder demands payment.

(b) A shareholder who fails to comply with this section is bound by the terms of the consolidation, merger, share exchange, transfer of assets, or charter amendment.

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MD Code, Corporations and Associations, § 3-204

§ 3-204. Effect of demand

A shareholder who demands payment for his stock under this subtitle:

(1) Has no right to receive any dividends or distributions payable to holders of record of that stock on a record date after the close of business on the day as at which fair value is to be determined under § 3-202 of this subtitle; and

(2) Ceases to have any rights of a shareholder with respect to that stock, except the right to receive payment of its fair value.

MD Code, Corporations and Associations, § 3-205

§ 3-205. Consent to demand withdrawal

A demand for payment may be withdrawn only with the consent of the successor.

MD Code, Corporations and Associations, § 3-206

§ 3-206. Restoration of shareholder rights

(a) The rights of a shareholder who demands payment are restored in full, if:

(1) The demand for payment is withdrawn;

(2) A petition for an appraisal is not filed within the time required by this subtitle;

(3) A court determines that the shareholder is not entitled to relief; or

(4) The transaction objected to is abandoned or rescinded.

(b) The restoration of a shareholder’s rights entitles him to receive the dividends, distributions, and other rights he would have received if he had not demanded payment for his stock. However, the restoration does not prejudice any corporate proceedings taken before the restoration.

MD Code, Corporations and Associations, § 3-207

§ 3-207. Successor’s duty, notice and offer

(a)(1) The successor promptly shall notify each objecting shareholder in writing of the date the articles are accepted for record by the Department.

(2) The successor also may send a written offer to pay the objecting shareholder what it considers to be the fair value of his stock. Each offer shall be accompanied by the following information relating to the corporation which issued the stock:

(i) A balance sheet as of a date not more than six months before the date of the offer;

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(ii) A profit and loss statement for the 12 months ending on the date of the balance sheet; and

(iii) Any other information the successor considers pertinent.

(b) The successor shall deliver the notice and offer to each objecting shareholder personally or mail them to him by certified mail, return receipt requested, bearing a postmark from the United States Postal Service, at the address he gives the successor in writing, or, if none, at his address as it appears on the records of the corporation which issued the stock.

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MD Code, Corporations and Associations, § 3-208

§ 3-208. Petition for appraisal

(a) Within 50 days after the Department accepts the articles for record, the successor or an objecting shareholder who has not received payment for his stock may petition a court of equity in the county where the principal office of the successor is located or, if it does not have a principal office in this State, where the resident agent of the successor is located, for an appraisal to determine the fair value of the stock.

(b)(1) If more than one appraisal proceeding is instituted, the court shall direct the consolidation of all the proceedings on terms and conditions it considers proper.

(2) Two or more objecting shareholders may join or be joined in an appraisal proceeding.

MD Code, Corporations and Associations, § 3-209

§ 3-209. Submission of certificate for notation

(a) At any time after a petition for appraisal is filed, the court may require the objecting shareholders parties to the proceeding to submit their stock certificates to the clerk of the court for notation on them that the appraisal proceeding is pending. If a shareholder fails to comply with the order, the court may dismiss the proceeding as to him or grant other appropriate relief.

(b) If any stock represented by a certificate which bears a notation is subsequently transferred, the new certificate issued for the stock shall bear a similar notation and the name of the original objecting shareholder. The transferee of this stock does not acquire rights of any character with respect to the stock other than the rights of the original objecting shareholder.

MD Code, Corporations and Associations, § 3-210

§ 3-210. Report of appraisers

(a) If the court finds that the objecting shareholder is entitled to an appraisal of his stock, it shall appoint three disinterested appraisers to determine the fair value of the stock on terms and conditions the court considers proper. Each appraiser shall take an oath to discharge his duties honestly and faithfully.

(b) Within 60 days after their appointment, unless the court sets a longer time, the appraisers shall determine the fair value of the stock as of the appropriate date and file a report stating the conclusion of the majority as to the fair value of the stock.

(c) The report shall state the reasons for the conclusion and shall include a transcript of all testimony and exhibits offered.

(d)(1) On the same day that the report is filed, the appraisers shall mail a copy of it to each party to the proceedings.

(2) Within 15 days after the report is filed, any party may object to it and request a hearing.

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MD Code, Corporations and Associations, § 3-211

§ 3-211. Court order upon appraisers report

(a) The court shall consider the report and, on motion of any party to the proceeding, enter an order which:

(1) Confirms, modifies, or rejects it; and

(2) If appropriate, sets the time for payment to the shareholder.

(b)(1) If the appraisers’ report is confirmed or modified by the order, judgment shall be entered against the successor and in favor of each objecting shareholder party to the proceeding for the appraised fair value of his stock.

(2) If the appraisers’ report is rejected, the court may:

(i) Determine the fair value of the stock and enter judgment for the shareholder; or

(ii) Remit the proceedings to the same or other appraisers on terms and conditions it considers proper.

(c)(1) Except as provided in paragraph (2) of this subsection, a judgment for the shareholder shall award the value of the stock and interest from the date as at which fair value is to be determined under § 3-202 of this subtitle.

(2) The court may not allow interest if it finds that the failure of the shareholder to accept an offer for the stock made under § 3-207 of this subtitle was arbitrary and vexatious or not in good faith. In making this finding, the court shall consider:

(i) The price which the successor offered for the stock;

(ii) The financial statements and other information furnished to the shareholder; and

(iii) Any other circumstances it considers relevant.

(d)(1) The costs of the proceedings, including reasonable compensation and expenses of the appraisers, shall be set by the court and assessed against the successor. However, the court may direct the costs to be apportioned and assessed against any objecting shareholder if the court finds that the failure of the shareholder to accept an offer for the stock made under § 3-207 of this subtitle was arbitrary and vexatious or not in good faith. In making this finding, the court shall consider:

(i) The price which the successor offered for the stock;

(ii) The financial statements and other information furnished to the shareholder; and

(iii) Any other circumstances it considers relevant.

(2) Costs may not include attorney’s fees or expenses. The reasonable fees and expenses of experts may be included only if:

(i) The successor did not make an offer for the stock under § 3-207 of this subtitle; or

(ii) The value of the stock determined in the proceeding materially exceeds the amount offered by the successor.

(e) The judgment is final and conclusive on all parties and has the same force and effect as other decrees in equity. The judgment constitutes a lien on the assets of the successor with priority over any mortgage or other lien attaching on or after the effective date of the consolidation, merger, transfer, or charter amendment.

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MD Code, Corporations and Associations, § 3-212

§ 3-212. Surrender of stock to successor

The successor is not required to pay for the stock of an objecting shareholder or to pay a judgment rendered against it in a proceeding for an appraisal unless, simultaneously with payment:

(1) The certificates representing the stock are surrendered to it, indorsed in blank, and in proper form for transfer; or

(2) Satisfactory evidence of the loss or destruction of the certificates and sufficient indemnity bond are furnished.

MD Code, Corporations and Associations, § 3-213

§ 3-213. Rights of successor

(a) A successor which acquires the stock of an objecting shareholder is entitled to any dividends or distributions payable to holders of record of that stock on a record date after the close of business on the day as at which fair value is to be determined under § 3-202 of this subtitle.

(b) After acquiring the stock of an objecting shareholder, a successor in a transfer of assets may exercise all the rights of an owner of the stock.

(c) Unless the articles provide otherwise, stock in the successor of a consolidation, merger, or share exchange otherwise deliverable in exchange for the stock of an objecting shareholder has the status of authorized but unissued stock of the successor. However, a proceeding for reduction of the capital of the successor is not necessary to retire the stock or to reduce the capital of the successor represented by the stock.

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APPENDIX C

MADISON HARBOR BALANCED STRATEGIES, INC. PLAN OF LIQUIDATION AND DISSOLUTION

The following Plan of Liquidation and Dissolution (the “Plan”) of Madison Harbor Balanced Strategies, Inc. (the “Company”), a corporation organized and existing under the law of the State of Maryland, that is registered as a closed-end, non-diversified, management investment company under the Investment Company Act of 1940, as amended (the “1940 Act”), is intended to accomplish the complete liquidation and dissolution of the Company in conformity with the provisions of the Company’s Articles of Incorporation and Maryland law.

WHEREAS, the Company’s Board of Directors (the “Board”), at a meeting of the Board held on September 19, 2016 unanimously deemed that in its judgment it is advisable to liquidate and dissolve the Company, unanimously adopted this Plan as the method of liquidating and dissolving the Company and unanimously directed that this Plan be submitted to shareholders of the Company for approval.

NOW, THEREFORE, the liquidation and dissolution of the Company shall be carried out in the manner hereinafter set forth:

1. EFFECTIVE DATE OF PLAN. The Plan shall be and become effective only upon the adoption and approval of the Plan by the shareholders in the manner and by the vote required by Maryland law and the Company’s Articles of Incorporation, at a date determined by the Board. The date established by the Board is hereinafter called the “Effective Date.”

2. CESSATION OF BUSINESS. After the Effective Date of the Plan, the Company shall cease its business as an investment company and shall not engage in any business activities except for the purpose of paying, satisfying, and discharging any existing debts and obligations, collecting and distributing its assets, and doing all other acts required to liquidate and wind up its business and affairs and will dissolve in accordance with the Plan.

3. RESTRICTION ON TRANSFER AND REDEMPTION OF SHARES. The proportionate interests of shareholders in the assets of the Company shall be fixed on the basis of their respective shareholdings at the close of business on the Effective Date. On the Effective Date, the books of the Company shall be closed. Thereafter, unless the books of the Company are reopened because the Plan cannot be carried into effect under the law of the State of Maryland or otherwise, the shareholders’ respective interest in the Company’s assets shall not be transferable, except as required by law.

4. NOTICE OF LIQUIDATION. As soon as practicable after the Effective Date, the Company shall give notice to the appropriate parties that this Plan has been approved by the Board and the shareholders and that the Company will be liquidating its assets. Specifically, as soon as practicable after approval of the Plan, the Company shall mail notice to its known creditors and employees at their addresses as shown on the Company’s records, to the extent such notice is required under the Maryland General Corporation Law (the “MGCL”).

5. LIQUIDATION OF ASSETS. As soon as is reasonable and practicable after the Effective Date of the Plan, or as soon thereafter as practicable depending on market conditions and consistent with the terms of the Plan, all portfolio securities of the Company shall be converted to U.S. cash or U.S. cash equivalents.

6. PAYMENTS OF DEBTS. As soon as practicable after the Effective Date of the Plan, the Company shall determine and shall pay, or set aside in U.S. cash or U.S. cash equivalents, the amount of all known or reasonably ascertainable liabilities of the Company incurred or expected to be incurred prior to the date of the liquidating distribution provided for in Section 7, below.

7. LIQUIDATING DISTRIBUTIONS. The Company’s assets are expected to be distributed in two or more cash payments in complete cancellation of all the outstanding shares of the Company. The Company anticipates that the sale of substantially all of the non-cash assets of the Company will be completed on or shortly after December 31, 2016, and the first distribution of the Company’s assets (the “First Distribution”) will be made in January 2017 and consist of cash representing substantially all the assets of the Company, less an estimated amount necessary to (a) discharge any unpaid liabilities and obligations of the Company on the Company’s books on the First Distribution date, and (b) discharge any liabilities not on the books of the Company on the First Distribution date that the Board shall reasonably deem to exist against the assets of the Company. A second distribution (the “Second Distribution”) and any subsequent distributions, if necessary, will consist of cash from any assets remaining after payment of and provision for expenses and other liabilities, the proceeds of any sale of assets of the Company under the Plan not sold prior to the First Distribution and any other miscellaneous income to the Company. The Second Distribution and any subsequent distributions will be made starting 90 days after the completion of the Asset Sale.

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8. EXPENSES OF THE LIQUIDATION AND DISSOLUTION. Subject to any expense reimbursement arrangements in effect with its investment adviser, the Company shall bear all of the expenses incurred by it in carrying out this Plan including, but not limited to, all printing, mailing, accounting, custodian and transfer agency fees, and the expenses of any reports to or meeting of shareholders, whether or not the liquidation contemplated by this Plan is effected.

9. POWER OF THE BOARD, IMPLEMENTATION OF THE PLAN. The Board and, subject to the direction of the Board, the Company’s officers and individual Directors, shall have authority to do or authorize any or all acts and things as provided for in the Plan and any and all such further acts and things as they may consider necessary or desirable to carry out the purposes of the Plan, including, without limitation, the execution and filing of all certificates, documents, information returns, tax returns, forms, and other papers which may be necessary or appropriate to implement the Plan or which may be required by the provisions of the 1940 Act, MGCL or any other applicable law. The death, resignation or other disability of any Director or any officer of the Company shall not impair the authority of the surviving or remaining Directors or officers to exercise any of the powers provided for in the Plan.

10. AMENDMENT OR ABANDONMENT OF PLAN. The Board shall have the authority to authorize such non-material variations from or non-material amendments of the provisions of the Plan (other than the terms of the liquidating distributions) at any time without shareholder approval, if the Board determines that such action would be advisable and in the best interests of the Company and its shareholders, as may be necessary or appropriate to effect the marshalling of Company assets and the dissolution, complete liquidation and termination of existence of the Company, and the distribution of its net assets to shareholders in accordance with the law of the State of Maryland and the purposes to be accomplished by the Plan. If any variation or amendment appears necessary and, in the judgment of the Board, will materially and adversely affect the interests of the Company’s shareholders, such variation or amendment will be submitted to the Company’s shareholders for approval. In addition, the Board may abandon this Plan, without shareholder approval, prior to the filing of the Articles of Dissolution if it determines that abandonment would be advisable and in the best interests of the Company and its shareholders.

11. DEREGISTRATION UNDER THE 1940 ACT. As soon as practicable after the liquidation and distribution of the Company’s assets, the Company shall prepare and file with the U.S. Securities and Exchange Commission (the “SEC”) a Form N-8F in order to deregister the Company under the 1940 Act and any other required reports.

12. ARTICLES OF DISSOLUTION. Consistent with the provisions of the Plan, the Company shall be dissolved in accordance with the law of the State of Maryland and the Company’s Articles of Incorporation. As soon as practicable after the Effective Date and pursuant to the MGCL, the Company shall prepare and file Articles of Dissolution with and for acceptance by the Maryland State Department of Assessments and Taxation. After the effectiveness of the Articles of Dissolution:

(a) The Company’s Directors shall manage the business and affairs of the Company for the purposes of completing the Company’s liquidation unless and until a court appoints a receiver;

(b) The Directors shall (i) collect and distribute any remaining assets of the Company, applying them to the payment, satisfaction and discharge of existing debts and obligations of the Company, including necessary expenses of liquidation; and (ii) distribute the remaining assets among the shareholders; and

(c) The Directors may (i) carry out the contracts of the Company; (ii) sell all or any part of the assets of the Company at public or private sale; and (iii) do all other acts consistent with law and the Articles of Incorporation of the Company necessary or proper to liquidate the Company and wind up its affairs.

13. POWER OF THE BOARD. Implementation of this Plan shall be under the direction of the Board, who shall have full authority to carry out the provisions of this Plan or such other actions as they deem appropriate without further shareholder action.

14. APPRAISAL RIGHTS. Under Maryland law, shareholders will not be entitled to appraisal rights in connection with the Plan.

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